          As filed with the Securities and Exchange Commission on March 18, 2003
                                                      Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                VITALSTATE, INC.
             (Exact Name of Registrant as Specified in its Charter)


        New York                         2834                      13-3935933
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
 Incorporation or Organization)   Classification Code Number)    Identification
                                                                     Number)
                               2191 Hampton Avenue
                            Montreal, Quebec H4A 2K5
                                     Canada
                                 (514) 369-4221
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            Heather Baker, President
                                Vitalstate, Inc.
                               2191 Hampton Avenue
                            Montreal, Quebec H4A 2K5
                                     Canada
                                 (514) 369-4221
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                               Adam S. Gottbetter
                        Kaplan Gottbetter & Levenson, LLP
                                630 Third Avenue
                            New York, New York 10017

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

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                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------

   Title of Each Class                                Proposed Maximum       Proposed Maximum        Amount of
    of Securities to            Amount to be         Offering Price Per     Aggregate Offering      Registration
      be Registered              Registered                 Share                  Price                Fee
====================================================================================================================

  Common Stock,              12,600,000 shares
  par value $.000333             (1)(2)(3)                $.80 (4)            $10,080,000 (4)         $815.48
--------------------------------------------------------------------------------------------------------------------

(1) Includes 1,800,000 shares underlying 1,800,000 common stock purchase warrants dated November 8, 2002. Each warrant is exercisable for the purchase of one share of our common stock at any time during the two year period commencing on May 8, 2004 at a price of $.50 per share.

(2) Includes 500,000 shares underlying 500,000 common stock purchase warrants. Each warrant is exercisable for the purchase of one share of our common stock at any time during the two year period commencing August 28, 2004 at a price of $.50 per share.

(3) Includes 4,000,000 shares underlying 4,000,000 Special Warrants. Each Special Warrant is exercisable for the purchase of one share of our common stock at any time during the one year period that commenced on February 27, 2003 at a price of $.50 per share.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the closing price of the Registrant's common stock on March 13, 2003.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                   Subject to Completion, dated March 18, 2003


                                   Prospectus

                                Vitalstate, Inc.

                        12,600,000 Shares of Common Stock

         An aggregate of 12,600,000 shares of common stock of Vitalstate, Inc. covered by this prospectus are being offered and sold from time to time by certain of our stockholders hereinafter referred to as the Selling Stockholders. All of these shares are being registered for resale only. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. These shares will be offered for sale by the Selling Stockholders, from time to time, at prevailing market prices or in negotiated transactions.

         We are obligated to register a total of 12,600,000 shares of our common stock standing in the name of the Selling Stockholders pursuant to the terms of subscription agreements between us and the Selling Stockholders, including 6,300,000 shares underlying certain outstanding warrants. Pending exercises of the warrants, the Selling Stockholders have no voting or other ownership rights in the 6,300,000 underlying shares.

         The Selling Stockholders may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, in connection with such sales.

         Our common stock is traded on the over-the-counter bulletin board operated by the National Association of Securities Dealers, Inc. (OTCBB) under the symbol VTST. The last reported sales price for our common stock on March 13, 2003 was $.80 per share.

         INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                                TABLE OF CONTENTS


Prospectus Summary................................................................................................5

Risk Factors......................................................................................................5

Selling Stockholders.............................................................................................12

Plan of Distribution.............................................................................................14

Legal Proceedings................................................................................................16

Directors, Executive Officers, Promoters and Control Persons.....................................................16

Description of Securities........................................................................................23

Interest of Named Experts and Counsel............................................................................26

Disclosure of Commission Position on Indemnification for Securities Act Liabilities..............................26

Description of Business..........................................................................................26

Plan of Operation................................................................................................34

Certain Relationship and Related Transactions....................................................................35

Market for Common Equity and Related Stockholder Matters.........................................................37

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.............................39

Where You Can Find Additional Information........................................................................40

Financial Statements.............................................................................................41



                               Prospectus Summary

         This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed under Risk Factors, and our financial statements and the accompanying notes. Unless otherwise indicated, "dollars" or "$" refers to the United States dollar.

Business

         We are a development stage company that through our wholly owned subsidiary, Vitalstate Canada Ltd. is engaged in the development and production of health supplement and pharmaceutical products. We intend to begin manufacturing our initial products, which are nutritional supplements, on a commercial basis during the second quarter of 2003. We also expect to start selling our products on a limited basis during the second quarter of 2003. Most of our initial products rely on our proprietary delivery platforms that are intended to provide effective oral delivery of the active ingredients contained therein. Our executive offices are located at 2191 Hampton Avenue, Montreal, Quebec H4A 2K5 and our telephone number at that location is (514) 369-4221.

Forward-Looking Statements

         This prospectus and the exhibits hereto contain forward-looking statements as described in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under Risk Factors and elsewhere in this prospectus and the documents incorporated by reference. In some cases, forward-looking statements can be identified by terminology such as may, will, should, could, expects, plans, intends, anticipates, believes, estimates, predicts, potential or continue or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable based on currently available information, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                  RISK FACTORS

                          Risks Related To Our Business

WE HAVE NO OPERATING HISTORY FOR YOU TO USE TO EVALUATE OUR BUSINESS. THIS MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

         Since we are in the development stage and have achieved no operating revenues to date, we cannot predict with any certainty the future success or failure of our business. Our business is subject to all of the risks inherent in the establishment of new businesses and there is no assurance that we will generate net income or successfully expand our operations in the future. Moreover, as a new enterprise, we are likely to remain subject to risks and occurrences which our management is unable to predict with any degree of certainty, and for which we are unable to fully prepare. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the competitive environment in which we will operate. Because of our very limited business history, there is little evidence for investors to analyze in order to make an informed judgment as to the merits of an investment in us. Any such investment should therefore be considered a high risk investment in an unseasoned start-up company with the possibility of the loss of the entire investment.

WE HAVE YET TO ACHIEVE SALES OF ANY OF OUR PRODUCTS. IF WE DO NOT ACHIEVE MARKET ACCEPTANCE FOR OUR PRODUCTS, OUR ANTICIPATED FUTURE GROWTH AND PROFITABILITY WILL SUFFER.

         We have not achieved any product sales to date in our present business. We expect to start selling our first commercial products, which are nutritional supplements, during the second quarter of 2003. Although we believe our nutritional supplements to be commercially viable products, no assurance can be given as to our ability to successfully market our products and achieve market acceptance. To the extent we are unable to do so, our financial results will suffer.

ALTHOUGH WE HAVE COMPLETED DEVELOPMENT AND TESTING OF OUR INITIAL PRODUCTS, THERE CAN BE NO ASSURANCE THAT SUCH PRODUCTS WILL PERFORM IN THE MANNER WE EXPECT THEM TO.

         We have completed initial development of our nutritional supplement products. Our success will depend in large part upon our meeting targeted performance and cost objectives and the timely introduction of such products and other products we may develop in the future into the marketplace. Such an outcome will be subject to the risks inherent in the development of a new product, technology, and, business, including unanticipated delays, expenses, and difficulties, as well as the possible insufficiency of funding to complete development. There can be no assurance that under commercial usage conditions, our nutritional supplements and other products we may develop in the future will satisfactorily perform the functions for which they have been designed, that they will meet applicable price or performance objectives, or that unanticipated technical or other problems will not occur which will result in increased costs or material delays in establishing our business at a profitable level. There can be no assurance that, despite testing by us, problems will not be encountered after the commencement of commercial manufacture and sale, resulting in loss or delay in market acceptance.

SINCE WE WILL MANUFACTURE OUR PRODUCTS IN CANADA AND SELL THEM IN THE UNITED STATES, CANADA AND ELSEWHERE, OUR BUSINESS WILL BE AFFECTED BY CURRENCY EXCHANGE RATES AND OTHER FACTORS.

         We intend to manufacture our products in Canada and sell them in the United States, Canada and elsewhere. This will make us subject to various risks associated with international operations. These include changes in currency exchange rates, which will affect any payments to or by us which are made or valued in Canadian dollars. If and when we begin selling our

Canadian-manufactured products in the United States and elsewhere, we may also be affected by changes in tariff rates and possible instability of the political climate or economic environment outside of the United States. This could have an adverse effect on our revenues or asset values in terms of the U.S. dollar. To a lesser extent social, political and economic conditions in Canada or the United States could cause changes in U.S. or Canadian laws and regulations relating to foreign investment and trade.

WE HAVE YET TO OBTAIN ANY OF THE PATENTS FOR WHICH WE HAVE APPLIED. THIS MAY RESTRICT OUR ABILITY TO ADEQUATELY PROTECT OUR TECHNOLOGY.

         The success of our business depends in part upon our ability to protect our proprietary technology. We have filed seven U.S. and two international patent applications relating to various types of product delivery systems. While we expect the patents to be granted, we are unable to give any assurance that this will in fact be the case. We also rely on trade secrets, proprietary know-how and technological innovation. There can be no assurance given that the steps taken by us to deter misappropriation or third party development of our technology and processes will be adequate, that others will not independently develop similar technology and processes or that secrecy will not be breached. In addition, although we believe that our technology has been independently developed and does not infringe on the proprietary rights of others, there can be no assurance that our technology does not and will not so infringe or that third parties will not assert infringement claims against us. Moreover, there can be no assurance that we will have the resources to defend our patents by bringing patent infringement or other proprietary rights actions.

OUR FUTURE SUCCESS IS DEPENDENT ON THE PERFORMANCE AND CONTINUED SERVICE OF OUR KEY EMPLOYEES AND OUR ABILITY TO ATTRACT AND RETAIN SKILLED PERSONNEL. THE LOSS OF ANY OF OUR KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

         We believe that our success depends to a significant extent on the efforts and abilities of certain of our management personnel, in particular those of Heather Baker, our Chairman of the Board of Directors, President and Chief Executive Officer; James Klein, our Secretary, Treasurer and Chief Financial Officer, and Jonathan Farber, our Chief Scientist. The loss of any of these persons could have a material adverse effect on our business, prospects, operating results, and financial condition. We do not presently have key man life insurance policies and do not intend to obtain any unless required to do so under future financing arrangements. There can be no assurance that such policies will be available to us on commercially reasonable terms, if at all. Additionally, our ability to realize our business plan could be jeopardized if any members of our senior management become incapable of fulfilling their obligations to us and a capable successor is not found on a timely basis. There can however be no assurance that, in such event, we will be able to locate and retain a capable successor to any member of management.

OUR ABILITY TO DELIVER OUR PRODUCTS ON A TIMELY AND COMPETITIVE BASIS IS DEPENDENT ON OUR ARRANGEMENTS WITH OUR SUBCONTRACTORS.

         We intend to begin manufacturing our initial products, which are nutritional supplements, on a commercial basis during the second quarter of 2003. In connection therewith, we will be dependent on arrangements with subcontractors. We will therefore be substantially dependent on the ability of such subcontractors to satisfy performance and quality specifications and to dedicate sufficient production capacity for all scheduled delivery dates. We believe that all of our subcontractors have or will have the requisite manufacturing capabilities and the willingness to dedicate sufficient amounts of their manufacturing capacity to us to meet all scheduled delivery dates. However, no assurance can be given that this will in fact be the case and failure on the part of our subcontractors in these regards would adversely affect our ability to manufacture and deliver such products on a timely and competitive basis. In such event we would have to replace or supplement our present subcontractors. There can be no assurance that should it be necessary to do so, we would be able to find capable replacements for our subcontractors on a timely basis and on terms beneficial to us, if at all. Our inability to do so would have a material adverse effect on our business.

OUR COMPETITORS HAVE GREATER FINANCIAL AND HUMAN RESOURCES THAN WE DO. THIS MAY GIVE THEM A COMPETITIVE ADVANTAGE.

         Although we believe that our nutritional supplements are commercially viable and have distinct advantages over existing nutritional supplements, we will face competition from manufacturers of other nutritional products, virtually all of whom will be larger than us and will have substantially more assets and resources than us. We intend to meet such competition by developing technological innovations that will make our nutritional supplements more effective than other nutritional supplements, although no assurance can be given that this will prove to be the case.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE
FUTURE.

         We have not paid any cash dividends, nor do we contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

WE NEED ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE AND, IF AVAILABLE, MIGHT ONLY BE AVAILABLE ON UNFAVORABLE TERMS.

         We have principally funded our operations to date through sales of our equity securities and loans from affiliated persons. We expect to raise funds in the future through sales of our debt or equity securities and through loans until such time, if ever, as we are able to operate profitably. There can be no assurance given that we will be able to obtain funds in such manner or on terms that are beneficial to us. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability. We have periodically entered into financing and finder's fee agreements with third parties regarding assistance with proposed capital raising transactions including sale of our securities. Through the date hereof, none of these agreements have resulted in our obtaining financing and no assurance can be given that they ever will. Were any of these or similar agreements to result in our obtaining financing we would be obligated to pay customary sales commissions or finder's fees.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT AND EXPECT TO CONTINUE TO INCUR LOSSES UNTIL WE ESTABLISH PROFITABLE BUSINESS OPERATIONS. THIS COULD DRIVE THE PRICE OF OUR STOCK DOWN.

         We have not achieved any operating revenues to date and have experienced operating losses since the formation of Vitalstate Canada Ltd on April 18, 2001. As at September 30, 2002, we had an accumulated deficit in the aggregate approximate amount of $1,343,756. We expect to incur additional operating losses for the foreseeable future unless and until we are able to establish profitable business operations. If we fail to do so and continue to incur losses the price of our common stock can be expected to fall.

WE RECEIVED AN OPINION FROM OUR AUDITOR AS OF JANUARY 15, 2002 WHICH RAISES DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         The independent auditors' report of Richter Usher and Vineberg, Chartered Accountants, dated January 15, 2002 on our financial statements for the period from April 18, 2001 (inception) to December 31, 2001 contains an explanatory paragraph respecting our ability to continue as a going concern. We will require additional funds in the future, and there can be no assurance that any independent auditors' report on our future financial statements will not include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may materially adversely affect our relationship with prospective customers and suppliers, and therefore could have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

         We presently have issued and outstanding 14,829,793 shares of our common stock, 3,333,334 shares of our Series A Preferred Stock, 1,667,667 of which are scheduled to be redeemed and replaced with a like number of restricted shares of our common stock, on each of April 3, 2003 and April 3, 2004, options to purchase 125,000 shares of our common stock at an exercise price of $.37 per share, options to purchase 2,035,000 shares of our common stock at an exercise price of $.69 per share, and warrants to purchase 6,300,000 shares of our common stock at an exercise price of $.50 per share. The shares underlying the 125,000 options have been registered and may be sold upon issuance. With the exception of the 1,666,666 restricted shares of common stock which were issued pursuant to the March 27, 2002 Reorganization Agreement, most of our issued and outstanding shares of common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

OUR PRESENT SHAREHOLDERS WILL CONTINUE TO CONTROL US AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS.

         The interests of our management, principal shareholders, and the former shareholders of Vitalstate Canada Ltd. could conflict with the interests of our other stockholders. After this offering, our officers, directors, principal shareholders, and the former shareholders of Vitalstate Canada Ltd. will beneficially own, directly or through members of their immediate families, a majority of our outstanding voting stock. Accordingly, if they act together, they will have the power to approve corporate transactions and control the election of a majority of our directors and other issues for which the approval of our shareholders is required. This concentration of ownership may also delay, deter or prevent a change in control of our company and may make some transactions more difficult or impossible to complete without the support of these stockholders. As a result, if you purchase shares of our common stock in this offering, you may have no effective voice in our management.

THERE IS A LIMITED PUBLIC MARKET FOR OUR COMMON STOCK. UNLESS SUCH MARKET IS EXPANDED YOU MAY HAVE DIFFICULTY SELLING SHARES OF OUR COMMON STOCK.

         To date there has been only a limited and sporadic public market for our common stock. There can be no assurance that an active and more reliable public market will develop in the future or, if developed, that such market will be sustained. Purchasers of shares of our common stock may, therefore, have difficulty in reselling such shares. As a result, investors may find it impossible to liquidate their investment in us should they desire to do so. Our common stock is currently traded in the over-the-counter market and quoted on the OTC Bulletin Board. As at the date hereof, we are not eligible for inclusion in NASDAQ or for listing on any national stock exchange. At the present time, we are unable to state when, if ever, we will meet the Nasdaq application standards. Unless we are able to increase our net worth and market valuation substantially, we will never be able to meet the eligibility requirements of NASDAQ. Moreover, even if we meet the minimum requirements to apply for inclusion in The Nasdaq SmallCap Market, there can be no assurance that approval will be received or, if received, that we will meet the requirements for continued listing on the Nasdaq SmallCap Market. Further, Nasdaq reserves the right to withdraw or terminate a listing on the Nasdaq SmallCap Market at any time and for any reason in its discretion. If we are unable to obtain or to maintain a listing on the Nasdaq SmallCap Market, quotations, if any, for "bid" and "asked" prices of the common stock would be available only on the OTC Bulletin Board where our common stock is currently quoted or in the "pink sheets". This can result in an investor's finding it more difficult to dispose of or to obtain accurate quotations of prices for our common stock than would be the case if our common stock were quoted on the Nasdaq Small Cap Market. Irrespective of whether or not our common stock is included in the Nasdaq SmallCap system, there can be no assurance that the public market for our common stock will become more active or liquid in the future.

         Market transactions in our common stock are subject to the "Penny Stock Rules" of the Securities and Exchange Act of 1934, which are discussed in more detail, below. These rules could make it difficult to trade our common stock because compliance with them can delay or preclude certain trading transactions. This could have an adverse effect on the ability of an investor to sell any shares of our common stock.

THE PENNY STOCK RULES APPLY TO OUR COMMON STOCK. THIS MAY MAKE IT MORE DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RESELL THEIR SHARES.

         As discussed above, at the present time, our common stock is not listed on The Nasdaq SmallCap Stock Market or on any stock exchange. Although dealer prices for our common stock are listed on the OTC Bulletin Board, trading has been sporadic and limited since such quotations first appeared on July 3, 2000.

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires special disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock". Commission regulations generally define a penny stock to be an equity security that has a market price of less that $5.00 per share and is not listed on Nasdaq or a major stock exchange. These regulations subject all broker-dealer transactions involving such securities to the special "Penny Stock Rules" set forth in Rule 15g-9 of the Securities Exchange Act of 1934 (the "34 Act"). It may be necessary for the Selling Shareholder to utilize the services of broker-dealers who are members of the NASD. The current market price of our common stock is substantially less that $5 per share and such stock can, for at least for the foreseeable future, be expected to continue to trade in the over-the-counter market at a per share market price of substantially less than $5. Accordingly, any broker-dealer sales of our shares will be subject to the Penny Stock Rules. These Rules affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers of our common stock to sell their shares in the secondary market.

         The Penny Stock Rules also impose special sales practice requirements on broker-dealers who sell securities to persons other than their established customers or "Accredited Investors." Among other things, the Penny Stock Rules require that a broker-dealer make a special suitability determination respecting the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, the Penny Stock Rules require that a broker-dealer deliver, prior to any transaction, a disclosure schedule prepared in accordance with the requirements of the Commission relating to the penny stock market. Finally, monthly statements have to be sent to any holder of such penny stocks disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, for so long as the Penny Stock Rules are applicable to our common stock, it may be difficult to trade such stock because compliance with such Rules can delay or preclude certain trading transactions. This could have an adverse effect on the liquidity and price of our common stock.

OUR COMMON STOCK HAS EXPERIENCED, AND IS EXPECTED TO EXPERIENCE, SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK OF LOSS TO PERSONS OWNING OUR COMMON STOCK.

         Due to the limited trading market for our common stock, and because of the possible price volatility, investors may not be able to sell their Company shares when they desire to do so. Through the twelve months ended December 31, 2002, our stock price ranged from a high of $1.60 to a low of $.37 per share. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

PROVISIONS IN OUR CHARTER AND NEW YORK LAW MAY PREVENT AN ACQUISITION OF US.

         We are subject to certain anti-takeover provisions under Section 912 of the New York Business Corporation Law. Section 912 provides that, with certain exceptions, a New York corporation may not engage in a business combination with any interested shareholder for a period of five years following the date such shareholder becomes an interested shareholder. An interested shareholder is a person that owns, directly or indirectly, twenty percent or more of the outstanding voting stock of a corporation or is an affiliate or associate of the corporation and was the owner of twenty percent or more of the outstanding voting stock of the corporation at any time within the prior five years. These provisions could have the effect of discouraging, delaying or preventing a takeover of our company, which could otherwise be in the best interests of our shareholders, and have an adverse effect on the market price for our common stock.

                              SELLING STOCKHOLDERS

         The following table provides certain information with respect to the beneficial ownership of our common stock known by us as of March 17, 2003, by each Selling Shareholder. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on March 17, 2003 and all shares of our common stock issuable to the holder in the event of exercise of outstanding options or warrants owned by that person at March 17, 2003 which are exercisable within 60 days of March 17, 2003. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse. The shares being offered by the Selling Stockholders are being registered to permit public secondary trading, and the stockholders may offer all or part of their registered shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of their shares. The table below assumes that all shares offered by the Selling Stockholders will be sold. See "Plan of Distribution."


                                          Shares of Common Stock
                                            Beneficially Owned                               Percentage Ownership
                                    ---------------------------------                    ---------------------------
                                                                          Number of
                                                                            Shares          Before          After
     Name of Beneficial Owner        Before Offering  After Offering     Being Sold       Offering       Offering
----------------------------------- ----------------- ---------------   --------------   -------------  ------------

Turf Holding Inc. (1)                    510,000 (7)             0      1,060,000 (8)         3.44%          0%

Swiss Overseas Finance
  Company Ltd  (2)                       280,000 (9)             0        560,000 (10)        1.89%          0%

Ming Capital Enterprises Inc. (3)        516,255 (11)       96,255        940,000 (12)        3.48%         .6%

Epsilon Capital Inc. (4)                 300,000 (13)            0        600,000 (14)        2.02%          0%

Robert Mendel                            248,127 (15)       48,127        400,000 (16)        1.67%         .3%

3073815 Canada, Inc. (5)                 458,334 (17)      308,334        300,000 (18)        3.09%       2.08%

Edward Pascal                            116,000 (19)       16,000        200,000 (20)          .7%          0%



                                          Shares of Common Stock
                                            Beneficially Owned                               Percentage Ownership
                                    ---------------------------------                    ---------------------------
                                                                          Number of
                                                                            Shares          Before         After
     Name of Beneficial Owner        Before Offering  After Offering     Being Sold       Offering       Offering
----------------------------------- ----------------- ---------------   --------------   -------------  ------------

Jean Guy Lambert                         200,000 (21)            0        400,000 (22)        1.35%          0%

Scepter Holdings, Inc. (6)             8,000,000 (23)            0      8,000,000 (23)       42.49%          0%

Thomas Christen                          140,000                 0        140,000              .94%          0%

---------------------

(1)  The beneficial owner of Turf Holding Inc. is Vijendran Poniah.

(2) The beneficial owner of Swiss Overseas Finance Company Ltd. is Martin Christen.

(3)  The beneficial owner of Ming Capital Enterprises Inc. is U.K. Menon.

(4)  The beneficial owner of Epsilon Capital Inc. is Michel Galipeau.

(5) The beneficial owner of 3073815 Canada Inc. is Heather Baker, an executive officer and director of ours.

(6) The beneficial owners of Scepter Holdings, Inc. are Robert S. Torokvei and Thomas E. Torokvei.

(7) Excludes 550,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(8) Includes 550,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(9) Excludes 280,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(10) Includes 280,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(11) Excludes 520,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(12) Includes 520,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(13) Excludes 100,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004 and 200,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing August 28, 2004.

(14) Includes 100,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004 and 200,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing August 28, 2004.

(15) Excludes 200,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(16) Includes 200,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(17) Excludes 150,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004.

(18) Includes 150,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing May 8, 2004. Does not include shares, including shares underlying outstanding options, owned directly by Heather Baker, the beneficial owner of 3073815 Canada, Inc.

(19) Excludes 100,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing August 28, 2004.

(20) Includes 100,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing August 28, 2004.

(21) Excludes 200,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing August 28, 2004.

(22) Includes 200,000 shares underlying common stock purchase warrants that are exercisable during the two year period commencing August 28, 2004.

(23) Includes 4,000,000 shares underlying special common stock purchase warrants that are presently exercisable.


                              PLAN OF DISTRIBUTION

GENERAL

         The Selling Stockholders are offering the common shares for their accounts and not for our account. We will not receive any proceeds from the sale of common shares by the Selling Stockholders. The Selling Stockholders may be deemed statutory underwriters within the meaning of the Securities Act of 1933, as amended, in connection with such sales of common shares and may be deemed to be acting as underwriters in their resales of the common shares under this prospectus. We will pay the costs of registering the shares under this prospectus, including legal fees. The Selling Stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. Unless otherwise permitted, the commission or discount which may be received by any member of the National Association of Securities Dealers, Inc. in connection with these sales will not be greater than 8%.

         To enable the Selling Stockholders to resell the common shares owned by them and covered by this prospectus, we agreed to register those shares and to maintain that registration.

         Shares of common stock offered through this prospectus may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. We will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

         Sales may be made in the over-the-counter market , any exchange on which the shares are then listed, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, in negotiated private transactions, or in a combination of these methods. The Selling Stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. We have been informed by the Selling Stockholders that there are no existing arrangements between them and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of the shares offered by this prospectus.

         The common shares may be sold in one or more of the following manners: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer for its account under this prospectus; privately negotiated transactions or ordinary brokerage transactions and transactions in which the broker solicits purchases; any combination of these methods; or any other method permitted by applicable law.

         Any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

         The Selling Stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock offered by them hereunder.

THE SELLING STOCKHOLDERS' GRANT OF REGISTRATION RIGHTS

         We granted to the Selling Stockholders registration rights to enable them to sell the 6,300,000 shares of common stock and 6,300,000 shares of common stock underlying warrants, they acquired in various private placements of our securities. We agreed to use our best efforts to keep such registration statement effective until such time as all registrable securities under the registration statement have been sold. In connection with any such registration, we will have no obligation to assist or cooperate with the Selling Stockholders in the offering or disposition of such shares; to indemnify or hold harmless the holders of any such shares, other than the Selling Stockholders or any underwriter designated by such holders; or to obtain a commitment from an underwriter relative to the sale of any such shares.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with the Selling Stockholders one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing: the name of any broker-dealers; the number of common shares involved; the price at which the common shares are to be sold; the commissions paid or discounts or concessions allowed to broker-dealers, where applicable; that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and any other facts material to the transaction.

         We have entered into a separate Registration Rights Agreement dated February 27, 2003 with Scepter Holdings, Inc., the holder of 4,000,000 shares and 4,000,000 Special Warrants. The agreement grants Scepter Holdings, Inc. additional registration rights including, but not limited to, a second demand registration right, piggyback registration rights and rights to require registration on Form S-3, on up to two occasions should such Form subsequently become available.

                                LEGAL PROCEEDINGS

         No material legal proceedings are pending to which we or any of our property is subject, nor to our knowledge are any such proceedings threatened.

                         DIRECTORS, EXECUTIVE OFFICERS,
                         PROMOTERS AND CONTROL PERSONS

         Directors serve until the next annual meeting of the stockholders; until their successors are elected or appointed and qualified, or until their prior resignation or removal. Officers serve for such terms as determined by our board of directors. Each officer holds office until such officer's successor is elected or appointed and qualified or until such officer's earlier resignation or removal. No family relationships exist between any of our present directors and officers other than Robert Torokvei and Thomas Torokvei, who are brothers.

         The following table sets forth certain information, as of March 17, 2003, with respect to our directors and executive officers.

                                                                                              Date of Election
                                                                                               or Appointment
Name                         Positions Held                                        Age           as Director
----                         ---------------                                       ---           -----------

Heather Baker                President, Chief Executive Officer, Chairman of        58          April 9, 2002
                             Board

James Klein                  Treasurer, Secretary, Chief Financial Officer,         41          April 9, 2002
                             Director

Jonathan Farber              Chief Scientist, Director                              49          May 29, 2002

Robert S. Torokvei           Director                                               49          March 4, 2003

Thomas E. Torokvei           Director                                               60          March 4, 2003


         The following is a brief account of the business experience of each of our directors and executive officers during the past five years or more.

         HEATHER BAKER has served as our president, chief executive officer, and chairman of our board of directors since April 9, 2002. She has served in similar capacities for our wholly owned operating subsidiary, Vitalstate Canada Ltd. since its formation in April 1002. Ms. Baker has more than twenty years of experience in the management of medical and scientific research. From July 1999 until April 2001 she served as president for her own life sciences and business development consulting firm, HBaker Consultants, in Montreal, Canada. From 1988 until July 1999 she worked for Phoenix International Life Sciences in Montreal, Canada, a leading contract research organization that she co-founded. From 1983 until 1988 she was employed by Bio-Research Laboratories in Senneville, Canada, initially as the head of their clinical research center and subsequently as the director in their Clinical and Analytical division. Bio-Research Laboratories engages in contract research in clinical studies, drug analysis, drug metabolism and toxicology. Prior to engaging in medical and scientific research, Ms. Baker was engaged in academic research at the University of Tasmania Medical School in Australia. Ms. Baker received a B.A. degree from the University of Tasmania in 1968.

         JAMES KLEIN has served as our secretary, treasurer, chief financial officer and a director since April 9, 2002. He has served in similar capacities for our wholly owned operating subsidiary, Vitalstate Canada Ltd. since its formation in April 2001. Mr. Klein has more than 20 years of management experience in the areas of finance, sales, marketing and technology development. From 1996 to the present, Mr. Klein has also worked as the chief executive officer for Avocation Legal Systems, a software company founded by Mr. Klein that specializes in software applications for law firms. From 2001 to the present, Mr. Klein has worked for Kleinsult Inc., a company owned and founded by Mr. Klein that provides financial and information technology consulting services to small and medium businesses. From 1984 until 1996, he was employed as the chief executive officer for Travaccount Computer Systems, a company founded by Mr. Klein that specializes in accounting systems for Canadian travel agencies. From 1979 until 1986 Mr. Klein worked as the managing director for Entourage Vacations, a travel wholesale company.

         JONATHAN FARBER has served as a director of ours since May 29, 2002 and as our chief scientific officer since June 2002. He has served as chief scientific officer for our wholly owned operating subsidiary, Vitalstate Canada Ltd., since June 2002. Mr. Farber is responsible for insuring that our products meet the highest industry standards for quality and performance. From 1995 through May 2002, Mr. Farber worked as a Technology Transfer Officer for McGill University's Office of Technology Transfer, where he was responsible for promoting the university's research capabilities to industry, evaluating the patent potential of inventions, and negotiating contract licenses and other agreements with both the private sector and government. From January 1994 until joining McGill, Mr. Farber worked as an Industrial Technology Advisor in the National Research Council of Canada's Industrial Research Assistance Program. From 1990 through 1993 Mr. Farber was concurrently a quality assurance supervisor and a production supervisor for the Hostess Frito-Lay Division of Pepsico. From 1988 until 1990 Mr. Farber was employed by Catelli Inc. as a Research Scientist in Montreal and subsequently as Production Supervisor in Toronto, Canada. Mr. Farber holds both B.Sc. and M.Sc. degrees from McGill University and a M.B.A. from Concordia University.

         ROBERT S. TOROKVEI has served as a director of ours since March 4, 2003. During the past five years Mr. Torokvei has served as the president of Scepter Corporation, a manufacturer of plastic products and wholly owned subsidiary of Scepter Holdings, Inc. During such period he has also served as president of Scepter Holdings, Inc., a holding and venture capital investment company.

         THOMAS E. TOROKVEI has served as a director of ours since March 4, 2003. During the past five years Mr. Torokvei has served as the chief executive officer of Ipex Inc., a manufacturer of plastic pipes and fittings. Mr. Torokvei is also the Chairman of Scepter Holdings, Inc., a holding and venture capital investment company.

         Robert S. Torokvei and Thomas E. Torokvei are designees of Scepter Holdings, Inc. Scepter Holdings Inc. has the right to designate certain individuals to our board of directors. See "Certain Relationships and Related Transactions."

BOARD OF DIRECTORS

         Our directors receive no cash remuneration for acting as such. Directors may however be reimbursed their expenses, if any, for attendance at meetings of the Board of Directors. Further, our non-employee directors are entitled to receive 50,000 stock options per year with an exercise price equal to the market value of our common stock at the date of grant. Our Board of Directors may designate from among its members an executive committee and one or more other committees. No such committees have been appointed to date.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Several of our officers, directors and principal shareholders failed to file required Forms 3 and Forms 4 during 2002 at all or on a timely basis. All of such persons have however, made timely filings of Forms 5 with respect to their 2002 beneficial ownership of our securities.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the total compensation paid or accrued by us during the three fiscal years ended December 31, 2002 to (i) all individuals that served as our chief executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2002 and (ii) all individuals that served as executive officers of ours at any time during the fiscal year ended December 31, 2002 that received annual compensation during the fiscal year ended December 31, 2002 in excess of $100,000.


                           Summary Compensation Table

                                       Annual Compensation                           Long-Term Compensation

                          Fiscal Year                           Other                  Restricted              All Other
Name and                     Ended                             Compen-    Options/       Stock        LTIP      Compen-
Principal Position        December 31,  Salary      Bonus      sation       SARs         Awards     Payouts     sation
------------------        -----------  ---------    -----     -------     --------     ---------  -----------  -------


Heather Baker                2002       $43,200  $110,000 (3)     0       300,000 (4)       0           0         0
  Chief Executive
  Officer, President (1)
                             2001             0       0           0            0            0           0         0
                             2000             0       0           0            0            0           0         0
Henry Yersh                  2002             0       0           0            0            0           0         0
  Chief Executive
  Officer, President (2)
                             2001        $2,000       0           0            0            0           0         0
                             2000             0       0           0            0            0           0         0


(1) Ms. Baker has served as our president and chief executive officer since April 9, 2002.

(2) Mr. Yersh served as our president and chief executive officer from August 28, 2000 until April 9, 2002.

(3) Pursuant to Ms. Baker's June 1, 2002 Executive Employment Agreement, Ms. Baker received 100,000 shares of our common stock in December 2002 as a bonus. See "Certain Transactions." The value of the shares on the date of issuance was approximately $110,000.

(4) Consists of 300,000 options issued to Ms. Baker on October 10, 2002 with an exercise price of $.69 per share. See "Certain Transactions. Excludes 25,000 options issued to Ms. Baker with an exercise price of $.37 per share pursuant to our March 27, 2002 Reorganization Agreement. See "Certain Transactions."


                      Option/SAR Grants In Last Fiscal Year
                               (Individual Grants)

                             Number of
                            Securities                                Exercise
                            Underlying          Percent of Total      or Base
                           Options/SARs     Options/SARs Granted to   Price
 Name                       Granted (#)     Employees in Fiscal Year  (per share)   Date of Grant   Expiration Date
 ----------------           -----------     ------------------------  -----------   -------------   ---------------

 Heather Baker              25,000 shares            1.53%               $.37       June 3, 2002      June 2, 2007
   Chief Executive         300,000 shares           18.35%               $.69     October 10, 2002  October 9, 2007
   Officer, President

 Henry Yersh                     0                    N/A                N/A             N/A              N/A
   Chief Executive
   Officer, President


STOCK OPTION PLANS

         Henry Yersh did not participate in any Company stock option plans during the fiscal year ended December 31, 2002. Heather Baker received 25,000 stock options in June 2002 and 300,000 stock options in October 2002, under the Vitalstate Inc. 2002 Non-Statutory Stock Option Plan.

STOCK APPRECIATION RIGHTS

         The named executives did not receive any stock appreciation rights from us during the fiscal year ended December 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION/SAR VALUES

                                                              Number of Securities
                                  Shares                     Underlying Unexercised        Value of Unexercised
                                 Acquired                         Options/SARs           In-the-Money Options/SARs
                                    On          Value          at Fiscal Year End (#)       at Fiscal Year End ($)
                                  Exercise     Realized           Exercisable/                 Exercisable/
Name                               (#)           ($)             Unexercisable                Unexercisable
------------------------------  ----------    ----------         -------------                -------------

Heather Baker                     N/A           N/A                 325,000
     Chief Executive Officer                                   25,000 Exercisable          $14,500 Exercisable
                                                              300,000 Unexercisable        $78,000 Unexercisable

Henry Yersh                       N/A           N/A                   N/A                          N/A
     Chief Executive Officer


LONG TERM INCENTIVE PLAN AWARDS

         We made no long-term incentive plan awards to the named executive officers during the fiscal year ended December 31, 2002.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT,
AND CHANGE-IN-CONTROL ARRANGEMENTS

         During the fiscal year ended December 31, 2002 we had no employment agreements, compensation plans or arrangements with respect to Henry Yersh which would have in any way resulted in payments being made to Henry Yersh because of his resignation, retirement or other termination of employment with us or our subsidiaries, or because of any change in control or a change in his responsibilities following a change in control.

         Effective June 1, 2002 we entered into a one-year employment agreement with Heather Baker pursuant to which we pay Ms. Baker a base annual salary of CDN$90,000. In the event we terminate Ms. Baker's employment without cause we are obligated to pay Ms. Baker the equivalent of one year of her base annual salary. In the event we terminate Ms. Baker's employment pursuant to a change in control, we are obligated to pay Ms. Baker the equivalent of two years of her base annual salary. (See "Certain Transactions".)

COMPENSATION OF DIRECTORS

         Our non-employee directors receive 50,000 stock options per year for serving as directors. The options are exercisable for shares of our common stock at a price per share equal to the market value for our common stock on the date of grant. During the fiscal year ended December 31, 2002 there were no other arrangements between us and our directors that resulted in our making payments to any of our directors for any services provided to us by them as directors.

REPORT ON REPRICING OF OPTIONS/SARS

         During the fiscal year ended December 31, 2002 we did not adjust or amend the exercise price of any stock options or SARs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to the beneficial ownership of our common stock and Series A Preferred Stock known by us as of March 17, 2003 by (i) each person or entity known by us to be the beneficial owner of more than 5% of our common stock or 5% of our Series A Preferred Stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of such date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.


         Name and Address                                                     Amount and Nature        Percentage
        of Beneficial Owner                     Title of Class             of Beneficial Ownership   of Class (13)
        -------------------                     --------------             -----------------------   -------------

Group InterCapital, Inc.             Common stock, par value                  1,591,039 shares            10.73%
300 St. Sacrement Street             $.000333 per share                       Direct
Suite 414
Montreal, Quebec  H2Y 1X4
Canada                              ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      0 shares                     0%
                                     $.001 per share
------------------------------------ ------------------------------------- ------------------------- ---------------

                                       20

         Name and Address                                                     Amount and Nature        Percentage
        of Beneficial Owner                     Title of Class             of Beneficial Ownership   of Class (13)
        -------------------                     --------------             -----------------------   -------------

Scepter Holdings Inc. (1)            Common stock, par value $.000333         8,000,000 shares (2)        42.49%
170 Midwest Road                     per share                                Direct
Toronto, Ontario  M1P 3A9
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      0 shares                     0%
                                     $.001 per share
------------------------------------ ------------------------------------- ------------------------- ---------------

Heather Baker                        Common stock, par value $.000333         658,334 shares (3)           4.4%
7 Cedar Avenue                       per share                                (200,000 Direct)
Pointe-Claire, Quebec  H9S 4X9                                                (458,334 Indirect)
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      616,666 shares (4)          18.5%
                                     $.001 per share                          Indirect
------------------------------------ ------------------------------------- ------------------------- ---------------

James Klein                          Common stock, par value                  350,000 shares (5)           2.35%
4057 Vendome Avenue                  $.000333 per share                       Direct
Montreal, Quebec  H4A 3N2
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      550,000 shares              16.5%
                                     $.001 per share                          Direct
------------------------------------ ------------------------------------- ------------------------- ---------------

3073815 Canada Inc. (6)              Common stock, par value                  458,334 shares               3.09%
4625 Dobrin Street                   $.000333 per share                       Direct
St. Laurent, Quebec H4R 2P7 Canada   ------------------------------------- ------------------------- ---------------
                                     Series A preferred stock, par value      616,666 shares              18.5%
                                     $.001 per share                          Direct
------------------------------------ ------------------------------------- ------------------------- ---------------

3949559 Canada Inc. (7)              Common stock, par value                  168,333 shares               1.14%
3884 Ernest Savignac                 $.000333 per share                       Direct
Montreal, Quebec  H2M 2M3
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      216,667 shares               6.5%
                                     $.001 per share                          Direct
------------------------------------ ------------------------------------- ------------------------- ---------------

9103-3019 Quebec Inc. (8)            Common stock, par value                  358,333 shares               2.42%
147 Dufferin Road                    $.000333 per share                       Direct
Hampstead, Quebec  H3X 2Y2
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      716,667 shares              21.5%
                                     $.001 per share                          Direct
------------------------------------ ------------------------------------- ------------------------- ---------------

Ross Harvey                          Common stock, par value                  116,666 shares                .79%
6505 Cote St. Luc, App. 7            $.000333 per share                       Direct
Cote St. Luc, Quebec  H4V 1G3
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      233,334 shares               7%
                                     $.001 per share                          Direct
------------------------------------ ------------------------------------- ------------------------- ---------------

Tommy Kane                           Common stock, par value                  250,000 shares (9)           1.68%
13125 Ancourt Street                 $.000333 per share                       Direct
Pierrefonds, Quebec  H8Z 1R5
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      450,000 shares              13.5%
                                     $.001 per share                          Direct
------------------------------------ ------------------------------------- ------------------------- ---------------

Steven Leroux                        Common stock, par value                  335,000 shares (10)          2.25%
571 Donegani                         $.000333 per share                       Direct
Pointe Claire, Quebec  H9R 5S1
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      550,000 shares              16.5%
                                     $.001 per share                          Direct
------------------------------------ ------------------------------------- ------------------------- ---------------
                                       21


         Name and Address                                                     Amount and Nature        Percentage
        of Beneficial Owner                     Title of Class             of Beneficial Ownership   of Class (13)
        -------------------                     --------------             -----------------------   -------------

Jonathan Farber                      Common stock, par value                  168,333 shares (11)          1.14%
8804 Ernest Savignac                 $.000333 per share                       Indirect
Montreal, Quebec  H2M 2M3
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      216,667 shares (11)          6.5%
                                     $.001 per share                          Indirect
------------------------------------ ------------------------------------- ------------------------- ---------------

Robert S. Torokvei                   Common stock, par value                  8,000,000 shares (12)       42.49%
170 Midwest Road                     $.000333 per share                       Indirect
Toronto, Ontario  M1P 3A9
Canada                               ------------------------------------ -------------------------- ---------------

                                     Series A preferred stock, par value      0 shares                     0%
                                     $.001 per share
------------------------------------ ------------------------------------- ------------------------- ---------------

Thomas E. Torokvei                   Common stock, par value                  8,000,000 shares (12)       42.49%
170 Midwest Road                     $.000333 per share                       Indirect
Toronto, Ontario  M1P 3A9
Canada                               ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      0 shares                     0%
                                     $.001 per share
------------------------------------ ------------------------------------- ------------------------- ---------------

All officers and directors as a      Common stock, par value                  9,176,667 shares            48.29%
    group (5 persons)                $.000333 per share
                                     ------------------------------------- ------------------------- ---------------

                                     Series A preferred stock, par value      1,383,333 shares            41.5%
                                     $.001 per share
------------------------------------ ------------------------------------- ------------------------- ---------------

(1) Robert Torokvei and Thomas Torokvei are the beneficial owners of Scepter Holdings, Inc.

(2)  Includes 4,000,000 shares underlying presently exercisable warrants.

(3) Includes 458,334 shares owned by 3073815 Canada, Inc., a Canadian corporation owned by Heather Baker. Also includes 100,000 shares underlying outstanding options.

(4)  Represents shares owned by 3073815 Canada Inc.

(5)  Includes 75,000 shares underlying outstanding options.

(6)  Heather Baker is the owner of 3073815 Canada Inc.

(7)  Jonathan Farber is the owner of 3949559 Canada Inc.

(8)  Miriam Farber is the owner of 9103-3019 Quebec Inc.

(9)  Includes 25,000 shares underlying outstanding options.

(10) Includes 60,000 shares underlying outstanding options.

(11) Represents shares owned by 3949559 Canada Inc.

(12) The named individuals own substantially all of the securities of Scepter Holdings Inc. Scepter Holding Inc. is the owner of 4,000,000 shares and 4,000,000 presently exercisable warrants.

(13) For each beneficial owner, the "Percentage of Class" equals each owner's actual holdings of shares in that class plus shares underlying unexercised options and warrants held that are exercisable by the owner within 60 days of March 17, 2003, divided by total shares of that class outstanding on March 17, 2003, plus the above-referenced unexercised options and warrants of the referenced holder only. As at March 17, 2003, without taking into consideration the effect of exercisability of outstanding options or warrants, we had 14,829,793 shares of our common stock and 3,333,334 shares of our Series A Preferred Stock issued and outstanding.

CHANGES IN CONTROL

         Not Applicable.

                            DESCRIPTION OF SECURITIES

         Our authorized capital consists of 205,000,000 shares of which 200,000,000 shares are designated as common stock, par value $.000333 per share, 3,333,334 shares are designated as Series A Preferred Stock, par value $.001 per share, and 1,666,666 shares are designated as Preferred Stock, par value $.001 per share.

COMMON STOCK.

         Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by our shareholders. In the event of a dissolution of our company, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities with each other and with the holders of our Series A Preferred Stock.

         Our common stock has no cumulative voting rights, and no redemption, sinking fund, or conversion privileges. Since the holders of our common stock do not have cumulative voting rights, holders of more that 50% of our total outstanding common and Series A Preferred shares can elect all of our directors, and holders of the remaining shares, by themselves, cannot elect any of our directors. Holders of our common stock are entitled to receive dividends if, as, and when declared by our board of directors out of funds legally available for such purpose.

         Our common stock is listed on the OTCBB under the symbol VTST.

PREFERRED STOCK

         Our Series A Preferred Stock has the following powers, preferences, rights, qualifications, limitations and restrictions:

              Voting Rights. The Series A Preferred Stock is pari passu with our
              -------------
     common stock with respect to voting rights. Accordingly, the holder of each share of Series A Preferred Stock shall have the right to one vote for each such share held on any matter, question or proposition whatsoever that may properly come before our stockholders at meetings of stockholders of this corporation at which holders of common stock are entitled to vote or with respect to any other circumstance in which a stockholder of common stock is entitled to vote or to consent. With respect to such vote, each share of Series A Preferred Stock carries the same voting power as each share of common stock. As long as any shares of Series A Preferred Stock are issued and outstanding, we may not take any corporate action that serves to diminish the voting rights of holders of our Series A Preferred Stock in a manner different from the voting rights of holders of our common stock without the prior written consent of persons holding at least 2/3 of the then outstanding shares of our Series A Preferred Stock.

              Dividend Rights. The Series A Preferred Stock is pari passu with
             ----------------
     our common stock with respect to dividend rights. Accordingly, the holder of each share of Series A Preferred Stock is entitled to receive dividends out of any assets legally available therefor, on the same basis, at the same time and in the same amount as the holder of each share of our common stock, when, as, and if declared by our board of directors.

              Liquidation Rights. The Series A Preferred Stock is pari passu
              -------------------
     with our common stock with respect to liquidation rights. Accordingly, in the event of any liquidation, dissolution or winding up of our corporation, either voluntary or involuntary, the holder of each share of Series A Preferred Stock is entitled to receive, on the same basis, at the same time, and in the same amount, as the holder of each share of our common stock, the holder's proportionate share of our assets distributed as part of such liquidation, dissolution or winding up.

              Automatic Redemption. Subject to applicable law, we will
              --------------------
     automatically redeem shares of Series A Preferred Stock, for an amount per share equal to $.001, in direct proportion to, and at the time of, the issuance of shares of our common stock, which shall be on the first and second anniversaries of the closing date of the Reorganization Agreement dated March 27, 2002 among us, Group Intercapital, Inc., a Canadian corporation, Nuvo Way, Inc., a Canadian corporation, Heather Baker, and the shareholders of Nuvo Way, Inc. From and after each redemption date, all rights of the holders of redeemed Series A Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be deemed to be outstanding for any purpose whatsoever.

              Restrictions on Transfer. The Series A Preferred Stock may not be
              ------------------------
     transferred or assigned by the individual or entity to which it is granted, otherwise than by will or the laws of descent and distribution.

         The undesignated shares of Preferred Stock may be issued from time to time in one or more series or classes. Our board of directors is expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and class and to fix the designation and the powers, preferences, rights, qualifications, limitations, and restrictions relating to the shares of each such series. The authority of our board of directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

o the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

o whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the term of such voting rights, which may be general or limited;

o the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of Preferred Stock;

o whether the shares of such series shall be subject to redemption by us, and, if so, the times, prices and other conditions of such redemption;

o the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of our assets;

o whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporation purposes and the terms and provisions relating to the operation thereof;

o whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

o the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

o any other powers, preferences and relative, participating, options and other special rights, and any qualifications, limitations and restrictions, thereof.

         The powers, preferences and relative, participating optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004 is our transfer agent and the registrar for our common stock. Its telephone number is (212) 509-4000.

SHARES ELIGIBLE FOR FUTURE SALE

         With the exception of the 1,666,666 restricted shares of our common stock that were issued pursuant to our March 27, 2002 Reorganization Agreement, most of the 14,829,793 shares of our common stock currently issued and outstanding are either free trading or eligible for future sale under Rule 144 promulgated under the Securities Act of 1933, as amended. Future sales of our common stock under Rule 144 may have a depressive effect on the market price of our common stock and could impair ability to raise capital through the sale of our equity securities.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the then outstanding shares of common stock. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at lease two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Our financial statements for the fiscal year ended December 31, 2001 appearing in the Registration Statement have been audited by Richter, Usher & Vineberg, chartered accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation limit the liability of directors to the maximum extent permitted by law. Our bylaws provide that we shall indemnify our officers and directors to the fullest extent provided by law.

         Effective March 4, 2003 we have entered into Indemnity Agreements with each of our directors. Further, although we do not presently maintain D&O insurance for our directors we intend to obtain such insurance for our directors as soon as it becomes available to us on commercially reasonable terms.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

         We were formed on August 13, 1996 under the name Harmony Trading Corp. We remained inactive until December 1998, when we became a direct seller for Doncaster, a division of Tanner Companies. Doncaster is a manufacturer of women's apparel and accessories. Direct selling is the sale of a consumer product or service in a face-to-face manner away from a fixed retail location. Through our independent contractors, we marketed the Doncaster line through fashion shows and private appointments. On April 5, 2002 we reached agreement with our independent contractors to discontinue our activities as a direct seller of the Doncaster clothing line. In connection therewith, we assigned all of our rights under our verbal agreement with Tanner to the contractors.

         On March 27, 2002 we entered into a Reorganization Agreement with Group Intercapital Inc., a Canadian corporation and our principal shareholder, Nuvo Way Inc., a Canadian corporation, Heather Baker and the shareholders of Nuvo Way Inc. The Reorganization Agreement principally involved our acquisition of all of Nuvo Way Inc.'s issued and outstanding capital stock, making Nuvo Way Inc. a wholly owned subsidiary of ours, in exchange for 5,000,000 shares of our restricted common stock and the cancellation by Group Intercapital Inc. of 2,980,000 shares of our common stock owned by it. 1,666,666 of the 5,000,000 shares of common stock were delivered to the Nuvo Way Inc. shareholders on April 3, 2002, the closing date under the Reorganization Agreement. 1,666,667 of the 5,000,000 shares of common stock are to be issued to the Nuvo Way Inc. shareholders on each of the first and second anniversaries of the closing date. On the closing date, the Nuvo Way Inc. shareholders also received an aggregate of 3,333,334 shares of our Series A Preferred Stock. The Series A Preferred Stock is pari passu with our common stock with respect to voting, dividend and liquidation rights and is automatically redeemable in direct proportion to, and at the time of issuance of, the common stock to be issued to the Nuvo Way Inc. shareholders on the first and second anniversaries of the closing date.

         In connection with the Reorganization Agreement, as amended, on April 9, 2002, our executive officers, Henry Yersh and Denis St. Hilaire, resigned and were replaced by Heather Baker and James Klein, designees of the Nuvo Way, Inc. shareholders. Heather Baker was appointed to the positions of president and chief executive officer while James Klein was appointed to the positions of treasurer, secretary and chief financial officer.

         The Reorganization Agreement further provided for the establishment of a non-statutory stock option plan, the issuance of 150,000 stock options under the plan to certain persons designated by Nuvo Way Inc., the registration of the shares underlying the stock options on a Form S-8 Registration Statement, the execution of an employment agreement with Heather Baker, the issuance of 100,000 shares of our common stock under the Baker Employment Agreement as a signing bonus, the registration of the Baker shares on a Form S-8 Registration Statement, and the issuance of 100,000 shares of our restricted common stock to two contractors with whom Nuvo Way, Inc. was doing business. In furtherance of the Reorganization Agreement, on April 18, 2002 we changed the name of Nuvo Way, Inc. to Vitalstate Canada Ltd. and on June 5, 2002 we changed our name to Vitalstate Inc.

GENERAL

         We are a research-based company formed to develop and commercialize products utilizing our proprietary delivery systems for the general health, sports performance, and weight management markets. Since the formation of our operating subsidiary, Vitalstate Canada Ltd., in April 2001 we have concentrated on developing products for humans and animals, including nutritional supplements that can be marketed without prior U.S. Food and Drug Administration approval. Our delivery systems have been designed to provide for the combination of active ingredients that are not easily combined at effective levels and to control the absorption of active ingredients into the body. In August 2002 we formed a Scientific Advisory Board composed of experts in the fields of clinical research, pharmacology, biochemistry and health sciences to oversee our research and product development activities. Upon establishing our nutritional supplement product line, we intend to enter into the regulated pharmaceutical prescription and over-the-counter drug markets, including markets for veterinary prescription drugs. With respect to pharmaceutical products, we intend to license our products to established pharmaceutical companies to avoid the substantial resources required to commercialize these products. Our goal with all of our products will be to develop safer, more effective and more convenient ways to administer active ingredients. Our proprietary technology involves a patent-pending confectionery-based delivery system. Our patent applications cover the processes of manufacture and use of the delivery systems in both supplement and pharmaceutical markets.

         Drug solubility has been a common limitation in the development of new drug formulations. More than one third of the drugs listed in the United States Pharmacopoeia are either poorly soluble or insoluble in water. Additionally, for many drugs the rate-limiting step for the absorption within the gastrointestinal tract is their dissolution. Our proprietary technology is a low-temperature formed matrix that allows for the easy dispersion and solubilization of most active ingredients. These ingredients can be combined in ways that have not previously been possible with current supplement delivery systems. One of the key attributes of our delivery system is that it has very low water activity. Active ingredients therefore remain stable for a long time. Another key attribute of our delivery system is its high disintegration rate in vivo, which guarantees delivery of the enclosed actives to the consumer. This is a notable advantage over pills and capsules which have problems disintegrating and in some instances, do not break down at all or release their active ingredients. Although we believe that our delivery systems will allow us to develop products that provide maximum drug solubility, no assurance can be given that this will prove to be the case.

         Despite the fact that nutritional supplements are taken regularly by an estimated 59% of U.S. adults over 18 years of age, the supplements industry is still in its infancy. With average life spans in North America increasing, more people, particularly educated baby boomers, are pursuing lifelong fitness goals. This trend is exemplified by the increasing number of health and sports clubs that have been established in the U.S. Despite this awareness, the number of overweight adults and children has reached serious proportions triggering health risks for individuals and medical costs to society.

         Nutritional supplements are taken for a wide variety of reasons: to enhance fitness or sports programs, build muscle and strength, increase energy, feel better, lose weight, and maintain health. Sports nutrition and weight-loss supplements in the U.S. alone experienced an estimated 12.4% growth rate in 2000. Despite its growth, the supplements market is dealing with a number of issues that we believe we are ideally suited to address due to our proprietary technology, the extensiveness of our clinical testing, and our approach to marketing. Presently, a large part of the supplements market consists of products which contain a single active ingredient, products which are difficult to use, and products which are sold with little or no reliable information. Customers are confused due to an absence of consumer education, the large selection of product choices and brands, scant scientific confirmation to back up product claims, mismatched expectations, and lack of tangible results. They have no confidence in product dosages, material quality or label claims. Due to these factors, we believe there is a solid and growing base of consumers who are frustrated and would welcome products that have been carefully tested and developed and that are designed to meet their specific needs. No assurance can be given however, that our products will be perceived as meeting these needs or that our products will achieve our anticipated level of market acceptance.

         The initial target audience for our products is North American health and fitness consumers who are looking for higher performance and higher quality energy, vitamin, weight-loss and supplement products. We are actively developing products in all of these categories as more fully described below.

o SPORTS SUPPLEMENTS: This is a broad category with users ranging from athletes and bodybuilders to consumers with general fitness goals. The market is a rapidly shifting one with little or no product loyalty as consumers continue their search for products that will live up to their claims. Ranging from bars, nutrition, weight loss shakes, meal replacements and pills, to energy drinks, total U.S. sales in this category reached $10 billion in 2001 and are predicted to grow 4.1% annually through 2005.

o BARS: Originally targeted to athletes, bars are now marketed to consumers concerned with lifestyle and energy issues. Convenient for people on the go, bars are marketed as health snacks, meal replacements, and weight-loss aids, although approximately 60% of 30 bars tested failed to substantiate their label claims in ConsumerLab.com tests in 2001. This category shows steady growth, up 21% in 2001, now representing U.S. sales of approximately $1.38 billion.

o WEIGHT MANAGEMENT: Formerly confined to the diverse worlds of bodybuilders and the obese, this category now covers a much broader target. In 1999, 143 million adults and 1 in 4 children were overweight in the U.S. alone. Catering to the consumer's desire for convenience, shakes, bars, weight-loss pills and meal replacements, make up the second-fastest growing segment in the supplements industry, with estimated U.S. sales of $4 billion in 2002. A cross-cutting supplement category, weight-loss supplements include many products, generally formulas, specifically designed to facilitate the burning of fat and calories.

o VITAMINS AND MINERALS: This is an estimated $7.4 billion market in the U.S. An estimated 75 million people in the U.S. are regular users of vitamins and minerals. The category is driven largely by aging baby boomers determined to stay healthy and lead active lives as they begin to retire, as well as a growing demand for alternatives and supplements to prescription drugs.

         Another area we consider ripe for future product development is that of veterinary pharmaceutical products which in 2001 had sales in excess of $3 billion in the U.S., showing a 20% annual growth rate. The market for animal supplements has also been growing rapidly for the past ten years, reaching $350 million, according to 2001 U.S. sales figures. The pet supplements market runs the gamut from natural pet food, dietary supplements, and herbal formulas to specific products. Many human supplements such as antioxidants, vitamins, amino acids, and Echinacea are beneficial for pets as well. It seems logical that pet owners who take supplements themselves would consider supplements for the benefit of their pets. In the U.S., an estimated 61% of households own pets, which translates to over 61 million pet households. A market research firm, Business Communications Company, recently released a report predicting pet supplement sales in the U.S. will reach $1 billion by 2005. These patterns are not confined to the U.S. The pet population has also grown rapidly in Europe and in South America. Distribution in the U.S. is largely through veterinarians, natural food retailers and other direct channels, plus specialty pet stores, mass market and natural pet retailers. No assurance can be given that we will successfully enter the markets for pet supplements and veterinary pharmaceutical products.

         We believe our delivery systems also have significant pharmaceutical applications, both human and veterinary, because they address a number of key problems, allowing products to be ingested, digested, and absorbed more easily and effectively, in consumer-friendly formats. Sales of human pharmaceuticals reached $149 billion in the U.S. and $267 billion worldwide in 2002. The veterinary side is smaller, but demonstrating even stronger growth within the U.S. market at $4.5 billion, according to a 2001 Theta report. This includes pharmaceuticals, vaccines, diagnostics and feed additives for both livestock and companion animals. Demand for animal health chemicals in the U.S. is forecast to advance to more than $8 billion in 2006, supported by the continuing emergence and threat of animal disease, changes in animal production practices, new product introductions, and ongoing food safety concerns. Globally, pharmaceuticals accounted for just over one half of total $18.4 billion animal health market in 1999 and it is forecast to hit sales of $22 billion by 2005. Other trends in the pharmaceutical industry, such as the move to forming strategic alliances and a growing reliance on direct-to-consumer advertising fit favorably into to our plans to develop strategic alliances and distribution agreements with industry leaders.

         Despite the need and growing demand for nutraceuticals, pharmaceuticals, and supplements, we believe little has been done to render these products more conveniently packaged and more easily ingested, digested, and absorbed. We further believe that the advantages of our delivery platforms over other difficult, and at times complicated, modes of administration of active ingredients in the Rx, OTC, veterinary, and supplement markets are substantial, although no assurance can be given that this will prove to be the case. Some of these advantages are:

o    Makes products easily portable
o Our belief that it will enhance absorption (clinical evaluation in progress)
o    Allows for controlled and accurate dosages
o    Purity is guaranteed
o Allows for the combination of active ingredients at effective levels Enables the simplicity of unit doses rather than `a handful of pills'
o    Is easy to take and tastes good
        Enables oral delivery in traditionally hard to dose market segments (children, veterinary)
o Our belief that it will enable oral delivery of injectable ingredients, for example, vaccines (experimental evaluations in progress)

         We believe our initial product using our delivery system, creatine, demonstrates significant advantages in its use over competitive creatine products presently on the market. Creatine is a well-known sports supplement that has been used by elite athletes since the mid-sixties. Its widespread use, with estimated U.S. sales in excess of $400 million has put it at the top of the sports supplements list. It is also one of the most extensively studied nutritional sports supplements available to today's athlete. It works by increasing overall energy level and improving recovery time. Its users include healthy athletes striving to achieve maximum athletic benefit, middle-aged persons wanting to maintain active lifestyles, and seniors working to overcome muscle atrophy or take advantage of its cardioprotective qualities. Problems associated with most existing creatine products including difficulty with absorption, side effects due to the necessity of overloading, and lack of convenience resulting from the need to mix powder and water, do not apply to our creatine product.

SALES AND MARKETING

         We have not achieved any operating revenues since the inception of our current line of business and do not expect to commence sales of our products until the second quarter of 2003. We intend to sell our products through strategic partnership arrangements and through direct selling. We will seek to enter into strategic relationships with large, well established entities in our line of business, which may involve co-branding, private labeling and licensing arrangements. This will allow for an accelerated launch of our products as it will give us immediate access to markets that would otherwise be unavailable to us in the short term. Through license arrangements we expect to grant third parties the right to commercialize our products in exchange for licensing fees.

         We also intend to sell our products through direct selling to consumers, retail outlets, health professionals and trainer networks. In connection therewith, we intend to establish a website from which we will offer general product information and make our products available for purchase.

SUPPLIES AND SUPPLIERS

         Our products will be manufactured for us by third parties. Although we intend to initially rely upon a single source for manufacture, several alternative sources are available to us. Manufacturers will be chosen based on quality, service and price. The raw materials necessary to make our products are also available from several sources. We expect all required raw materials to be readily available in sufficient quantities and to be of required quality.

SEASONAL ASPECTS

         We do not expect to experience seasonal variation in our operating results.

RESEARCH AND DEVELOPMENT

         All of our research and development activities are company sponsored. All of these activities have related to the development of our delivery platforms and our nutritional supplements. During the fiscal years ended December 31, 2002 and December 31, 2001 we spent approximately $150,000 and $250,000 respectively on research and development activities.

CUSTOMERS

         We do not expect any single customer to account for a significant portion of our revenues.

COMPETITION

         We will depend on our proprietary technology to differentiate our products from those of our competitors. Our competitors will include companies that provide delivery systems such as gel caps, tablets, capsules, liquids and the like and companies which will compete with our final products. We will compete with companies engaged in the health, nutrition, and fitness products field, most of which will be considerably larger than we are in total assets and resources. This could enable them to bring their own products to advanced stages of development and marketing with more speed and efficiency than we can. There can be no assurance that our products will be able to successfully compete with theirs.

GOVERNMENT REGULATION

         The U.S. Food and Drug Administration or FDA regulates nutritional supplements under a different set of regulations than those covering conventional foods and drug products (prescription and Over-the Counter). Under the Dietary Supplement Health and Education Act of 1994, the nutritional supplement manufacturer is responsible for ensuring that a nutritional supplement is safe before it is marketed. Generally, manufacturers do not need to register with the FDA or get FDA approval before producing or selling nutritional supplements. Manufacturers must make sure that product label information is truthful and not misleading. The Federal Trade Commission regulates nutritional supplement advertising.

         Until we begin development of our proposed pharmaceutical line of products, which will subject us to strict FDA rules and regulations, there are no special or unusual governmental laws or regulations that can be expected to materially impact on the operation of our business.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

         There are no special or unusual environmental laws or regulations that will require us to make material expenditures or that can be expected to materially impact on the operation of our business.

REPORTS TO SECURITY HOLDERS

         We file annual and quarterly reports with the Securities and Exchange Commission (SEC). In addition, we file additional reports for matters such as material developments or changes within us, changes in beneficial ownership of officers and director, or significant shareholders. These filings are a matter of public record and any person may read and copy any materials filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC which internet site can be found at http://www.sec.gov.

EMPLOYEES

         As of March 17, 2003 we had 12 employees including two executive officers, a chief scientist, a general manager, a director of new product development, a director of marketing, and other support staff. We plan to add additional employees as required for the expanded operation of our business including those required for sales and marketing, product development and support. We presently estimate hiring 3 employees within the next 3 months and an additional 3 to 10 employees during the following 12 month period.

PATENTS, TRADEMARKS AND LICENSES

         We have filed six provisional patent applications and one national phase application with the United States Patent and Trademark Office and two international patent applications. The first of the provisional United States patent applications (Serial No. 60/372,438) was filed on April 16, 2002. This patent application relates to a delivery system for one or more functional ingredients.

         The second of the provisional United States patent applications (Serial No. 60/396,548) was filed on July 18, 2002. This patent application relates to a delivery system for creatine that maintains a high level of bio-activity.

         The third of the provisional United States patent applications (Serial No. 60/396,731) was filed on July 19, 2002. This patent application relates to a delivery system that provides an optimal environment for the delivery of biologically active agents, methods for the production of the delivery system and uses thereof for the treatment of animals.

         The fourth of the provisional United States patent applications (Serial No. 60/402,863) was filed on August 13, 2002. This patent application relates to a multi-phase delivery system that provides an optimal environment for the oral delivery of one or more biologically active agents, methods for the production of the delivery system and uses thereof for the treatment of animals.

         The fifth of the provisional United States patent applications (Serial No. 60/430,697) was filed on December 4, 2002. This patent application relates to delivery systems with membrane adhesive properties for controlled release of bioactive agents.

         The sixth of the provisional United States patent applications (Serial No. 60/432,239) was filed on December 11, 2002. This patent application relates to sustained release, extraction resistant delivery systems.

         The U.S. National Phase application (no serial number yet assigned) was filed on December 10, 2002 and has an effective filing date of September 25, 2002. This patent application relates to an oral delivery system for creatine. The delivery system comprises an ingestible matrix in which degradation of the creatine and other bioactives is minimized or eliminated.

         The international patent applications (Serial No. PCT/CA02/01441 and Serial No. PCT/CA02/01442) were filed on September 25, 2002. Publication of these international applications will take place on March 25, 2003. Although we expect that patents will be granted in response to our outstanding applications and related future patent filings, we are unable to give any assurance that this will in fact be the case. In addition to the protection to be offered to us upon the allowance of our patents, we also rely on trade secrets, proprietary knowhow and technological innovation with respect to the development of our products.

         We have entered into confidentiality and invention assignment agreements with our employees and consultants which limit access to, and disclosure or use of, our technology. There can be no assurance, however, that the steps taken by us to deter misappropriation or third party development of our technology or processes will be adequate, that others will not independently develop similar technologies or processes, or that secrecy will not be breached. In addition, although we believe that our technology has been independently developed and does not infringe on the proprietary rights of others, there can be no assurance that our technology does not and will not so infringe or that third parties will not assert infringement claims against us in the future. We believe that the steps we have taken will provide some degree of protection and that the issuance of patents pursuant to our applications will materially improve this protection. However, no assurance can be given that this will be the case.

DESCRIPTION OF PROPERTY

         Our headquarters are currently located in a leased facility located at 2191 Hampton Avenue, Montreal, Quebec H4A 2K5, Canada, consisting of a total of approximately 3,000 square feet of space. Although we have assumed all payment obligations under the lease, at the landlord's insistence the primary obligors under the lease are our employees James Klein and Michael Farber. Our administrative, sales, marketing and research staff all work from this location. The current monthly rent due under the lease, which expires on April 30, 2004, is approximately CDN$1,500 per month plus our proportionate share of utilities and municipal taxes. We believe this space is sufficient to handle our present and immediate future needs. In the event our lease is terminated for any reason or not renewed upon expiration of the present lease term, space sufficient to handle our then present and expected future needs is available from several alternative sources at slightly higher rental rates.

                                PLAN OF OPERATION

         We are a development stage company. We have not achieved any revenues or product sales to date. Production of our first commercial products which are nutritional supplements is expected to occur during the second quarter of 2003. We also expect to start selling our products during the second quarter of 2003 on a limited basis. In connection therewith, we are presently preparing marketing and sales materials, and packaging and advertising programs. Additionally, systems are being put in place for the purpose of allowing us to successfully process orders as they arrive.

         We have principally funded our operations to date through private placements of our securities. It is our intention to raise additional funds during the next twelve months through additional private placements or through institutional funding.

         We intend to continue our investment in research and development over the next twelve months, and plan to develop products in the following categories:

    1. Sports supplements
    2. Energy bars and drinks
    3. Weight management products
    4. Vitamins and minerals
    5. New technologies

         Research and development is expected to continue to constitute a major portion of our activities during the next twelve months. As we expand our technology to new products, additional work will be required to insure that our products perform as intended.

         We presently have no plans regarding purchases of plant or significant equipment.

         We currently employ twelve people. Subject to our rate of growth, we expect to hire approximately three additional employees within the next three months and an additional three to ten employees during the following twelve-month period.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In furtherance of our March 27, 2002 Reorganization Agreement, on April 3, 2002 Group Intercapital Inc. entered into an Assignment Agreement with Nuvo Way Inc. and us whereby Group Intercapital Inc. assigned a CDN$800,000 account receivable it had from Nuvo Way Inc. to us. We treated the assignment of the receivable to us as a contribution to capital by Group Intercapital Inc.

     In furtherance of our March 27, 2002 Reorganization Agreement, on April 3, 2002 3073815 Canada Inc., a corporation owned by Heather Baker, entered into an Assignment Agreement with Nuvo Way Inc. and us whereby 3073815 Canada Inc. assigned a CDN$75,000 account receivable it had from Nuvo Way, Inc. to us. We treated the assignment of the receivable to us as a contribution to capital by 3073815 Canada Inc.

     Pursuant to the March 27, 2002 Reorganization Agreement among us, Group Intercapital Inc., Nuvo Way, Inc., Heather Baker, and the shareholders of Nuvo Way Inc. we issued 308,334 shares of our common stock and 616,666 shares of our Series A Preferred Stock to 3073815 Canada Inc., a corporation owned by Heather Baker; 108,333 shares of our common stock and 216,667 shares of our Series A Preferred Stock to 3949559 Canada Inc., a corporation owned by Jonathan Farber; and 275,000 shares of our common stock and 550,000 shares of our Series A Preferred Stock to James Klein. We also issued 25,000 5-year stock options to each of Heather Baker and James Klein with an exercise price of $.37 per share.

         Effective June 1, 2002 we entered into a 1-year employment agreement with Heather Baker for Ms. Baker to serve as president and chief executive officer for both us and our wholly owned operating subsidiary, Vitalstate Canada Ltd. The agreement is renewable at Ms. Baker's option for an additional 1-year term. Ms. Baker received 100,000 shares of our common stock as a signing bonus under the agreement. The agreement further provides for an initial base annual salary of CDN$90,000. Ms. Baker is eligible to receive an annual bonus under the agreement payable in cash or shares of our common stock. In the event Ms. Baker's employment is terminated by us without cause we are obligated to pay Ms. Baker the equivalent of her base annual salary. In the event Ms. Baker's employment is terminated pursuant to a change in control of our corporation, we are obligated to pay Ms. Baker the equivalent of two years of her base annual salary.

         Effective June 1, 2002 we entered into a one-year consulting agreement with Kleinsult Inc., a corporation wholly owned by James Klein. Thereunder, Mr. Klein serves as secretary, treasurer and chief financial officer for both us and our wholly owned operating subsidiary, Vitalstate Canada Ltd. The agreement is renewable at Mr. Klein's option for an additional one-year term. The agreement further provides for an initial base salary of CDN$90,000. Mr. Klein is eligible to receive an annual bonus under the agreement payable in cash or shares of our common stock. In the event Mr. Klein's employment is terminated by us without case we are obligated to pay Mr. Klein the equivalent of his base annual salary. In the event Mr. Klein's employment is terminated pursuant to a change in control of our corporation, we are obligated to pay Mr. Klein the equivalent of two years of his base annual salary.

         On October 10, 2002 we issued 300,000 stock options to Heather Baker, 200,000 stock options to James Klein, and 200,000 stock options to Jonathan Farber. Each option is exercisable, upon vesting, during the 5-year period that commenced on the date of grant at an exercise price of $.69 per share. 25% of the options vest on each of April 10, 2003; October 10, 2003; April 10, 2004; and October 10, 2004.

         On November 8, 2002 we completed a private offering of 1,800,000 units at a price of $.50 per unit. Each unit, as amended, consists of one share of our common stock and one warrant to purchase an additional share of our common stock at a price of $.50 per share for a period of two years commencing May 8, 2004. 3073815 Canada Inc., a corporation owned by Heather Baker, purchased 150,000 units in the offering by converting a $75,000 loan it had made to us in September 2002 into units.

         Effective February 27, 2003 we completed a private offering with a single investor, Scepter Holdings, Inc., an Ontario corporation. The offering involved the sale of 4,000,000 units at a price of $.50 per unit. Each unit consisted of one share of our common stock and a Special Warrant to purchase an additional share of our common stock at a price of $.50 per share during the one year period that commenced on February 27, 2003. Exercise of 2,000,000 of the Special Warrants by the holder is required however, in the event we receive from and after February 27, 2003 but prior to February 27, 2004, bona fide orders for our Actijube products from unaffiliated third parties, which orders have a wholesale selling price in excess of $500,000 in the aggregate. Exercise of the other 2,000,000 Special Warrants by the holder is required upon our shipment, from and after February 27, 2003 but prior to February 27, 2004, to unaffiliated third parties, of protein energy/meal replacement bars made by us or our subsidiaries having a wholesale selling price of at least $200,000 in the aggregate.

         As part of the financing with Scepter Holdings, Inc., we agreed that as long as Scepter Holdings, Inc. owns a minimum of 5% of our outstanding common stock, it shall have the right to designate to our board of directors up to the number of directors, as a percentage of our whole board, as shall be equal to Scepter Holdings, Inc.'s percentage ownership of our outstanding common stock. This provision resulted in the appointments of Robert Torokvei and Thomas Torokvei to our board of directors effective March 4, 2003. Shareholders owning more than 50% of our outstanding common stock have agreed to vote their shares, in all future board of director elections, in favor of Scepter Holdings, Inc.'s future designees.

         We also granted Scepter Holdings, Inc. a right of first refusal, while it owns any shares of our common stock, to purchase additional shares of our common stock or debt instruments of ours, in the event that we offer to sell common stock or debt instruments to third parties in the future, in such amounts that are in proportion to Scepter Holdings, Inc.'s then existing percentage ownership in our outstanding common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

         Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (the "NASD") under the symbol "VTST." From July 3, 2000 until June 5, 2002, the date we changed our name from Harmony Trading Corp. to Vitalstate, Inc., our stock was quoted under the symbol "HRMY." The following table sets forth, for the periods or fiscal quarters indicated, the high and low closing bid prices per share of our common stock, as derived from quotations provided by Pink Sheets, LLC. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The prices set forth below for the periods subsequent to December 4, 2000 reflect the 3:1 forward stock split which took place on December 5, 2000.

Quarter Ended or Period Indicated                High Bid          Low Bid
---------------------------------                --------          -------
July 3, 2000 - September 30, 2000                 4.00              .0625
October 2, 2000 - December 4, 2000                7.50             4.25
December 5, 2000 - December 31, 2000              2.75             1.75
                         March 31, 2001           1.75              .375
                         June 30, 2001            1.25              .625
                         September 30, 2001       1.15              .55
                         December 31, 2001        1.35              .35
                         March 31, 2002           1.60             1.10
                         June 30, 2002            1.35              .77
                         September 30, 2002        .80              .37
                         December 31, 2002        1.15              .42

HOLDERS

         As of March 17, 2003, there were approximately 46 record holders of our common stock.

DIVIDENDS

         We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.


                                     EQUITY COMPENSATION PLAN INFORMATION


                                        NUMBER OF SECURITIES
                                         TO BE ISSUED UPON       WEIGHTED-AVERAGE     NUMBER OF SECURITIES REMAINING
                                            EXERCISE OF         EXERCISE PRICE OF     AVAILABLE FOR FUTURE ISSUANCE
                                        OUTSTANDING OPTIONS,       OUTSTANDING       UNDER EQUITY COMPENSATION PLANS
                                           WARRANTS AND       OPTIONS, WARRANTS    (EXCLUDING SECURITIES REFLECTED
                                              RIGHTS(a)           AND RIGHTS (b)         IN COLUMN (a)) (c)
-------------------------------------- ----------------------- --------------------- ---------------------------------

Equity compensation plans approved               0                     N/A                          0
by security holders
-------------------------------------- ----------------------- --------------------- ---------------------------------

Equity compensation plans not                2,160,000                 $.67                       65,000
approved by security holders
-------------------------------------- ----------------------- --------------------- ---------------------------------

         Total
-------------------------------------- ----------------------- --------------------- ---------------------------------

         The Vitalstate, Inc., 2002 Non-Statutory Stock Option Plan hereinafter referred to as the Plan is intended to advance our interests by inducing individuals, and eligible entities of outstanding ability and potential to join, remain with, or provide consulting or advisory services to us by encouraging and enabling eligible employees, non-employee directors, consultants and advisors to acquire proprietary interests in us, and by providing the participating employees, non-employee directors, consultants and advisors with an additional incentive to promote our success. The Plan is presently administered by our board of directors but may subsequently be administered by a committee designated by our board of directors.

         The stock subject to options granted under the Plan consists of shares of our common stock, par value $.000333 per share, whether authorized but unissued or held in treasury. The maximum number of shares of common stock which may be issued pursuant to options granted under the Plan shall not exceed in the aggregate two million, two hundred fifty thousand (2,250,000) shares, subject to adjustment in accordance with the provisions of Section 11 of the Plan. In the event that our outstanding common stock is subsequently changed by reason of combination of shares, reverse split, stock dividend or the like, an appropriate adjustment will be made by the Plan administrator in the aggregate number of shares available under the Plan, and in the number of shares and option price per share subject to outstanding options. If we are reorganized, consolidated or merged with another corporation, the holder of an option shall be entitled to receive upon the exercise of his option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his option. We shall at all times while the Plan is in force reserve such number of shares of our common stock as will be sufficient to satisfy the requirements of all outstanding options granted under the Plan. In the event any option granted under the Plan expires or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the un-purchased shares subject thereto shall again be available for options under the Plan.

         The class of individual or entity that are eligible to receive options under the Plan is all employees (including officers) and non-employee directors of, or consultants and advisors to us or any subsidiary corporation of ours; provided, however, that options cannot be granted to any consultants and advisors unless (i) bona fide services have been or are to be rendered by the consultant or advisor and (ii) the services are not in connection with the offer or sale of securities in a capital raising transaction. The Plan administrator, in its sole discretion, but subject to the provisions of the Plan, determines the employees and non-employee directors of, and the consultants and advisors to, us and our subsidiary corporations to whom options may be granted, and the number of shares to be covered by each option, taking into account the nature of the employment or services rendered by the individuals or entities being considered, their annual compensation, their present and potential contributions to our success and such other factors as the Plan administrator may deem relevant.

         No option granted under the Plan is transferable by the individual or entity to whom it was granted otherwise than by will or the laws of descent and distribution, and, during the lifetime of such individual, is not be exercisable by any other person, but only by him.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Thomas Monahan, CPA was our independent certifying accountant for the fiscal years ended December 31, 2001, 2000, 1999 and 1998. On May 16, 2002, we terminated his appointment and subsequently engaged Rogoff & Company, 275 Madison Avenue, New York, NY 10017, as our certifying accountant for the fiscal year ending December 31, 2002. The termination of Thomas Monahan, CPA and appointment of Rogoff & Company, P.C. was approved by our board of directors.

         The reports of Thomas Monahan, CPA on our financial statements for the fiscal years ended December 31, 2001 and 2000 contained no adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope or accounting principle except that such reports were modified with respect to our ability to continue as a going concern.

         In connection with the audits of the fiscal years ended December 31, 2001 and 2000 and during the subsequent interim period preceding his dismissal, there were no disagreements between us and Thomas Monahan, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to his satisfaction, would have caused Thomas Monahan to make reference to the subject matter of the disagreement in connection with his reports.

         In connection with the audits of the fiscal years ended December 31, 2001 and 2000 and during the subsequent interim period preceding his dismissal, Thomas Monahan did not advise us that:

     o internal controls necessary for us to develop reliable financial statements did not exist;

     o information had come to his attention that led him to no longer to be able to rely on our management's representations or made him unwilling to be associated with the financial statements prepared by our management;

     o there was a need to expand significantly the scope of his audit, or that information had come to his attention during such time periods that if further investigated might: (i) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statement; or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report, or (ii) cause him to be unwilling to rely on our management's representations or be associated with our financial statements;

     o information had come to his attention that he had concluded materially impacted the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission at 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 with respect to us and the securities offered hereby. Reference is made to the registration statement and the exhibits filed as part of the registration statement, which may be examined without charge at the public reference facilities maintained by the commission at 450 Fifth Street N.W., Washington, D.C. 20549. Prospective investors may direct questions to the officers of the Company with respect to the Offering and may obtain additional information from our SEC filings including our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and our current reports on Form 8K. Prospective investors may direct questions to our officers with respect to the Offering or our proposed business and may obtain additional information, to the extent we possess such information or can acquire it without unreasonable effort or expense, as may be necessary to verify the accuracy of the information furnished in this Prospectus. Any document relating to us in our possession or which may be obtained by us without unreasonable effort, may be inspected at our offices by any prospective investor or his advisor upon advance notice.


                                VITALSTATE, INC.

                              Financial Statements


Independent Auditor's Report - Richter, Usher and Vineberg.......................................................42

Balance Sheet (audited) as at December 31, 2001..................................................................43

Statement of Shareholders' Deficiency (audited) for the period April 18, 2001
      (inception) to December 31, 2001...........................................................................44

Statement of Operations and Comprehensive Income (audited) for the period
      April 18, 2001 (inception) to December 31, 2001............................................................45

Statement of Cash Flows (audited) for the period April 18, 2001 (inception) to
       December 31, 2001.........................................................................................46

Notes to Financial Statements....................................................................................47

Balance Sheets as at September 30, 2002 and December 31, 2001....................................................55

Consolidated Statement of Shareholders' Deficiency for the nine months ended
      September 30, 2002.........................................................................................56

Consolidated Statements of Operations and Comprehensive Income
      for the three and nine months ended September 30, 2002, the three months ended September 30, 2001 and the period from inception (April 18, 2001) to
      September 30, 2002 and September 30, 2001..................................................................58

Consolidated Statements of Cash Flows for the three and nine months ended
      September 30, 2002, the three months ended September 30, 2001 and the period from inception (April 18, 2001) to September 30, 2002 and
      September 30, 2001.........................................................................................59

Notes to Financial Statements....................................................................................60


INDEPENDENT AUDITORS' REPORT


To the Shareholders of
NUVO WAY INC.
(A COMPANY IN THE DEVELOPMENT STAGE)


We have audited the accompanying balance sheet of Nuvo Way Inc. (a company in the development stage) as at December 31, 2001 and the related statements of operations and comprehensive income, shareholders' deficiency and cash flows for the period from April 18, 2001 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and the results of its operations and its cash flows for the period from April 18, 2001 (inception) to December 31, 2001 in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the financial statements, the Company has experienced an operating loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Richter, Usher & Vineberg

CHARTERED ACCOUNTANTS
GENERAL PARTNERSHIP

Montreal, Quebec
January 15, 2002
(Except for note 13, which
is dated April 4, 2002)

Nuvo Way Inc.
(A Company in the Development Stage)


Balance Sheet
As At December 31, 2001
(Expressed in U.S. Funds)

=============================================================================================================
Assets

Current

      Cash                                                                           $     426,855
      Sundry receivable (note 4)                                                            11,121
      Deposits                                                                               1,676
-------------------------------------------------------------------------------------------------------------

                                                                                           439,652

Fixed Assets (note 5)                                                                       10,656
-------------------------------------------------------------------------------------------------------------


                                                                                     $     450,308

=============================================================================================================
Liabilities
Current

      Accounts payable and accrued liabilities (note 6)                                     27,160
      Loans payable, shareholders                                                          172,652
-------------------------------------------------------------------------------------------------------------

                                                                                           199,812
-------------------------------------------------------------------------------------------------------------


Loans Payable (note 7)                                                                     382,830
-------------------------------------------------------------------------------------------------------------

Commitments (note 11)
Shareholders' Deficiency

Capital Stock (note 8)                                                                          64

Cumulative Foreign Currency Translation Adjustment                                           5,212

Deficit Accumulated During the Development Stage                                          (137,610)
-------------------------------------------------------------------------------------------------------------

                                                                                          (132,334)
-------------------------------------------------------------------------------------------------------------


                                                                                     $     450,308

=============================================================================================================
See accompanying notes

Nuvo Way Inc.
(A Company in the Development Stage)


Statement of Shareholders' Deficiency
For the Period From April 18, 2001
  (Inception) to December 31, 2001
(Expressed in U.S. Funds)



                                                                       Accumulated       Cumulative
                                                                         Deficit           Foreign
                                            Common Shares              during the         Currency           Total
                                                       Stated          Development       Translation     Shareholders'
                                      Number            Value             Stage          Adjustment       Deficiency

=========================================================================================================================
Balance - April 18, 2001
  (date of inception)                   -           $     -          $     -           $     -           $         -

April 18, 2001 issue of
  common shares                         10,000           64                -                 -                    64

Foreign currency translation
  adjustment for the period
  from April 18, 2001 (inception)
  to December 31, 2001                  -                 -                -               5,212               5,212

Net loss for the period
  from April 18, 2001 (inception)
  to December 31, 2001                  -                 -              (137,610)           -              (137,610)
-------------------------------------------------------------------------------------------------------------------------


Balance - December 31, 2001             10,000      $    64         $    (137,610)     $   5,212         $  (132,334)

=========================================================================================================================


See accompanying notes

Nuvo Way Inc.
(A Company in the Development Stage)


Statement of Operations and Comprehensive Income
For the Period From April 18, 2001
  (Inception) to December 31, 2001
(Expressed in U.S. Funds)

=====================================================================================================================
Expenses

      Research and development                                                                     $      55,212
      Office and administration                                                                           23,220
      Travel                                                                                               4,323
      Computer and equipment rental                                                                        2,403
      Consulting                                                                                          16,068
      Donations                                                                                              129
      Insurance                                                                                              448
      Advertising and promotion                                                                           16,279
      Rent                                                                                                 7,334
      Licenses                                                                                             1,683
      Professional fees                                                                                    6,871
      Interest and bank charges                                                                            2,472
      Amortization                                                                                         1,168
---------------------------------------------------------------------------------------------------------------------


Net Loss                                                                                               (137,610)

Foreign Currency Translation Adjustment                                                                    5,212
---------------------------------------------------------------------------------------------------------------------


Comprehensive Income                                                                               $   (132,398)

=====================================================================================================================

See accompanying notes

Nuvo Way Inc.
(A Company in the Development Stage)


Statement of Cash Flows
For the Period From April 18, 2001
  (Inception) to December 31, 2001
(Expressed in U.S. Funds)

=====================================================================================================================
Funds Provided (Used) -

    Operating Activities

        Net loss                                                                                   $   (137,610)
        Amortization                                                                                       1,168
---------------------------------------------------------------------------------------------------------------------

                                                                                                       (136,442)
        Changes in non-cash operating elements
         of working capital (note 9)                                                                      14,363
---------------------------------------------------------------------------------------------------------------------

                                                                                                       (122,079)
---------------------------------------------------------------------------------------------------------------------


    Financing Activities

        Loans payable, shareholders                                                                      172,652
        Loans payable                                                                                    382,830
        Issuance of capital stock                                                                             64
---------------------------------------------------------------------------------------------------------------------

                                                                                                         555,546
---------------------------------------------------------------------------------------------------------------------


    Investing Activities

        Additions to fixed assets                                                                       (11,824)
---------------------------------------------------------------------------------------------------------------------


Foreign Currency Translation Adjustment                                                                    5,212
---------------------------------------------------------------------------------------------------------------------


Cash - End of Period                                                                               $     426,855

=====================================================================================================================

See accompanying notes

Additional Cash Flow Information

=====================================================================================================================
      Interest paid                                                                                $       1,987


Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)

1.    ORGANIZATION AND BASIS OF PRESENTATION

      Nuvo Way Inc. was incorporated in Canada on April 18, 2001, pursuant to the Canada Business Corporations Act. The Company is based in Montreal, Canada and is dedicated to the development, production and sales of superior nutritional supplements. It has identified opportunities to de-commoditize nutritional supplements and render therapeutic ingredients more accessible. In addition, the Company has developed proprietary, patent-pending technology that allows active ingredients to be easier to use, mixed and absorbed more effectively. Although there can be no assurance that the patents will ever be issued, management feels the likelihood of issuance is probable due to the positive test results attained in clinical studies.

      The Company's initial objective is to target health and fitness consumers that demand higher performance and higher quality energy, vitamin, weight-loss and supplement products.

      Although the Company has begun development, there can be no assurance that it will be able to sell, licence, or market its products to third parties to generate sufficient recurring revenues to pay its operating costs and complete the development of its products.

      The Company is a development stage enterprise as defined by Financial Accounting Standards Board (FASB) Statements of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company has not yet commenced operations. The Company's only activities to date have been its formation and raising capital. Because the Company is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

      Nuvo Way Inc. prepares its financial statements in accordance with generally accepted accounting principles in the United States. This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

      The financial statements are expressed in U.S. funds.

2.    SIGNIFICANT ACCOUNTING POLICIES

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The financial statements include estimates based on currently available information and management's judgement as to the outcome of future conditions and circumstances.

      Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)


2.    SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of cash, sundry receivable, deposits, accounts payable and accrued liabilities and loans payable, shareholders approximate their fair values because of the short-term nature of these instruments.

      The carrying amount of the loans payable approximate their fair value.

      IMPAIRMENT OF LONG-LIVED ASSETS

      Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the estimated undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value thereof.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Highly liquid investments are valued at quoted market prices.

      AMORTIZATION

      On the declining balance method -

         Computer equipment                                30%
         Furniture and fixtures                            20%

      On the straight-line method -

         Leasehold improvements                            over the lease term
         Domain names                                      over 3 years

      INVESTMENT TAX CREDITS

      When a reasonable estimate can be made, investment tax credits relating to qualifying expenditures are accounted for by the cost reduction method, whereby the amount of tax credits are applied as a reduction of the cost of the related expenditures.

Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)


2.    SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

      YEAR END

      The Company has adopted a year-end of December 31 for financial statement reporting purposes.

      FOREIGN CURRENCY TRANSLATION

      The Company reports its financial statements in U.S. dollars. The financial statements are translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". Asset and liability accounts are translated at the rate of exchange prevailing at the balance sheet date. Shareholders' equity accounts are translated at the applicable historical rate. Revenue and expense accounts are translated at the average rate of exchange for the period. The cumulative foreign currency translation adjustment is reported as a component of shareholders' equity. The change in the cumulative foreign currency translation adjustment in the period presented is primarily due to fluctuations in the exchange rates between the Company's reporting currency and the Canadian dollar.

      NEW ACCOUNTING PRONOUNCEMENTS

      In July 2001, the Financial Accounting Standards Board issued Statement 141, "Business Combinations" ("FAS 141") which requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and eliminates the pooling-of-interests-method of accounting. Intangible assets that do not meet certain defined criteria in FAS 141 for recognition apart from goodwill shall be reclassified as goodwill as of the date FAS 142 is initially adopted in its entirety. FAS 141 also requires companies, in fiscal years beginning on or after January 1, 2002, to reevaluate the amounts assigned to goodwill and intangible assets acquired in business combinations prior to July 1, 2001. The adoption of this standard for United States reporting purposes is not expected to have a material effect on the net assets, earnings and equity of the Company.

      In July 2001, the Financial Accounting Standard Board issued Statement 142, "Goodwill and Other Intangible Assets" ("FAS 142) which provides guidance on accounting and disclosure requirements for goodwill and other intangible assets. The Statement requires that goodwill and other intangible assets with indefinite lives no longer be amortized, however, an annual impairment test must be performed. Intangible assets with definite lives will continue to be amortized under the new requirements. The adoption of this standard for United States reporting purposes is not expected to have a material effect on the net assets, earnings and equity of the Company.

Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)



2.    SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

      NEW ACCOUNTING PRONOUNCEMENTS

      In August 2001, the Financial Accounting Standard Board issued Statement 143, "Accounting for Asset Retirement Obligations". This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. It also applies to legal obligations resulting from existing law, statute, ordinance, written or oral contract, or by legal construction of a contract under doctrine of promissory estoppel. This new standard is effective for fiscal years beginning on or after June 15, 2002. The adoption of this standard for United States reporting purposes is not expected to have a material effect on the net assets, earnings and equity of the Company.

      In October 2001, The Financial Accounting Standard Board issued Statement 144, "Accounting for the Impairment and Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 supercedes FAS 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" and APB 30 "Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". FAS 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. This new standard is effective for fiscal years beginning on or after December 15, 2001 and interim periods within those fiscal years. The adoption of this standard for United States reporting purposes is not expected to have a material effect on the net assets, earnings and equity of the Company.


3.    GOING CONCERN

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported a net loss of $137,610 from inception (April 18, 2001) to December 31, 2001. As reported on the statement of cash flows, the Company has reported deficient cash flows from operating activities of $122,079 from inception (April 18, 2001). To date, these losses and cash flow deficiencies have been financed principally through loans payable which are partially shareholders loans. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations.

      Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish long-term relationships with other major organizations to develop and distribute its products. Management anticipates generating revenue through the sales of its products during the next fiscal year. The major shareholders of the Company have indicated commitment to fund the operations of the Company during the next fiscal year until the Company can generate sufficient cash flow from operations to meet current operating expenses and overhead.

Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)

4.    SUNDRY RECEIVABLE

      The sundry receivable as at December 31, 2001 is receivable in Canadian currency (Cdn$17,700).


5.    FIXED ASSETS


                                                                                   Accumulated      Net Carrying
                                                                     Cost         Amortization         Amount
-------------------------------------------------------------------------------------------------------------------
      Computer equipment                                         $     2,774       $      277        $    2,497
      Furniture and fixtures                                           2,571              171             2,400
      Leasehold improvements                                           6,408              712             5,696
      Domain names                                                        71                8                63
-------------------------------------------------------------------------------------------------------------------


                                                                 $    11,824       $    1,168        $   10,656

===================================================================================================================


6.    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

      Accounts payable and accrued liabilities as at December 31, 2001 are payable in Canadian currency (Cdn$43,300).


7.    LOANS PAYABLE

      The loans are non-interest bearing with no specific terms of repayment.

8.    CAPITAL STOCK

      =========================================================================

      Authorized without limit as to number and without par value -

      Class "A" redeemable and retractable (at the amount paid thereon), voting preferred shares with the right to a non-cumulative dividend of 12%
      Class "B" redeemable (at the amount paid thereon) preferred shares with the right to a non-cumulative dividend of 13% common shares

      Issued-

      10,000    common shares                                   $      64

      =========================================================================

      On April 18, 2001, the Company issued 10,000 common shares for cash consideration of $64.

Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)



9.    CHANGES IN NON-CASH OPERATING ELEMENTS OF WORKING CAPITAL

-------------------------------------------------------------------------------


      Sundry receivable                                           $   (11,121)
      Deposits                                                         (1,676)
      Accounts payable and accrued liabilities                          27,160
-------------------------------------------------------------------------------

                                                                  $     14,363
===============================================================================


10.   INCOME TAXES

      The Company did not provide any current or future United States federal, state or foreign income tax provision or benefit for the periods presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its ability to be realized.

      As at December 31, 2001, there was a tax loss of approximately $100,000 that may be applied against earnings of future years, not later than 2008. The possible income tax benefit of this loss is not recognized in the accounts.

11.   COMMITMENTS

      The minimum rental, exclusive of occupancy charges, payable under the lease for the Company's premises, based on a calendar year, is as follows:

      2002                                                          $    8,800
      2003                                                               9,400
      2004                                                               3,100

      Under the terms of a license agreement, the Company has agreed to pay an annual license fee of approximately $1,600 for the term of the agreement which terminates in November, 2018.

Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)

12.   RELATED PARTY TRANSACTIONS

      As at December 31, 2001, the loans payable, shareholders were non-interest bearing with no specific terms of repayment. During the period, approximately $47,000 was interest bearing at rates varying between 4.5% and 9% per annum. Interest incurred during the period amounted to $1,987.

      The Company had the following transactions with related parties:

      Research and development expenses include approximately $31,100 of expenses paid to companies of which a shareholder of the Company is a shareholder.

      Office and administration expenses include approximately $9,400 of administration expenses paid to companies of which a shareholder of the Company is a shareholder.

      Consulting expenses of approximately $16,100 were paid to shareholders or companies of which a shareholder of the Company is a shareholder.

      Rent expense of approximately $7,300 was paid to members of the immediate family of a shareholder.

      License expenses include approximately $1,600 of expenses paid to a company of which a shareholder of the Company is a shareholder.

      The above transactions are measured at the exchange amount.


13.   SUBSEQUENT EVENTS

     a) On March 27, 2002 the Company and its shareholders entered into a Reorganization Agreement (the "Reorganization Agreement") with Group Intercapital Inc. ("GIC"), a Canadian corporation and the principal shareholder of Harmony Trading Corp. ("Harmony") a New York corporation. The Reorganization Agreement principally involved the acquisition of all of the Company's issued and outstanding capital stock, making the Company a wholly-owned subsidiary of Harmony, in exchange for 5,000,000 shares of Harmony's $0.000333 par value restricted common stock (the "Harmony Common Stock"). 1,666,666 shares of the Harmony Common Stock were delivered to the Company's shareholders on April 3, 2002 (the "Closing Date"), the closing date under the Reorganization Agreement. 1,666,667 shares of the Harmony Common Stock are to be issued to the Company's shareholders on each of the first and second anniversaries of the Closing Date. On the Closing Date, the Company's shareholders also received an aggregate of 3,333,334 shares of Series A Preferred Stock. The Series A Preferred Stock is pari passu with the common stock with respect to voting, dividend and liquidation rights and is automatically redeemable in direct proportion to, and at the time of issuance of, the Harmony Common Stock to be issued on the first and second anniversaries of the Closing Date.

Nuvo Way Inc.
(A Company in the Development Stage)


Notes to Financial Statements
From Inception (April 18, 2001) to
  December 31, 2001
(Expressed in U.S. Funds)



13.   SUBSEQUENT EVENTS (CONT'D)

     b) On April 4, 2002, the Company amended its Articles of Incorporation to change its name to Vitalstate Canada Ltd.

Vitalstate, Inc.
(A Company in the Development Stage)

Consolidated Balance Sheet
As At September 30, 2002
(Unaudited)
(Expressed in U.S. Funds)

                                                                           September 30,          December 31,
                                                                               2002                   2001
                                                                                                    (Audited)
====================================================================================================================
Assets

Current

      Cash                                                                $       25,753         $      426,855
      Sundry receivable                                                           33,836                 11,121
      Inventories                                                                172,638                      -
      Prepaid expenses and deposits                                               20,416                  1,676
      Investment tax credits receivable                                           99,546                      -
-------------------------------------------------------------------------------------------------------------------

                                                                                 352,189                439,652
Fixed Assets                                                                     108,800                 10,656
Goodwill                                                                          37,230                      -
-------------------------------------------------------------------------------------------------------------------


                                                                          $      498,219         $      450,308
===================================================================================================================

Liabilities

Current

      Accounts payable and accrued liabilities                                   250,634                 27,160
      Loans payable, shareholders                                                 75,000                172,652
-------------------------------------------------------------------------------------------------------------------

                                                                                 325,634                199,812
-------------------------------------------------------------------------------------------------------------------

Loans Payable                                                                    600,322                382,830
-------------------------------------------------------------------------------------------------------------------


Shareholders' Deficiency

Capital Stock (note 3)                                                             3,498                     64

Additional Paid-In Capital                                                       808,264                      -

Stock Options Outstanding                                                        118,800                      -

Cumulative Foreign Currency Translation Adjustment                              (14,543)                  5,212

Deficit Accumulated During the Development Stage                             (1,343,756)              (137,610)
-------------------------------------------------------------------------------------------------------------------

                                                                               (427,737)              (132,334)
-------------------------------------------------------------------------------------------------------------------


                                                                          $      498,219         $      450,308
===================================================================================================================

See accompanying notes

Vitalstate, Inc.
(A Company in the Development Stage)

Consolidated Statement of Shareholders' Deficiency
For the Nine Months Ended September 30, 2002
(Unaudited)
(Expressed in U.S. Funds)

                                                                                                    Accumulated
                                                                                                      Deficit
                                         Common and Preferred Shares                     Stock       during the
                                                             Stated     Additional      Options     Development
                                           Number             Value   Paid-in Capital Outstanding      Stage
================================================================================================================
Balance - April 18, 2001
  (date of inception)                          -         $     -        $     -         $     -      $     -
April 18, 2001
  issue  of  common  shares                    10,000         64              -               -            -

Foreign currency translation adjustment
   for the period April 18, 2001(inception)
   to December 31, 2001                        -               -              -               -            -

Net loss for  the  period
  April 18, 2001 (inception) to
 December 31, 2001                             -               -              -               -        (137,610)

----------------------------------------------------------------------------------------------------------------

Balance - December 31, 2001 (Audited)          10,000           64            -               -        (137,610)
March 2002 common share split
  on a 500 to 1 basis                       4,990,000         -               -               -            -

April  3,  2002 eliminate  shares  issued
  of legal subsidiary  as  per reverse
  takeover accounting                      (5,000,000)        -               -               -            -

April 3, 2002 use shares issued of legal
  parent  as per reverse takeover
  accounting                                9,380,000         -               -               -            -

April 3, 2002 delivery and cancellation
  of shares                                (2,980,000)        -               -               -            -

April 3, 2002 issue of common shares for
  acquisition                               1,666,666         -               -               -            -

April 3, 2002 issue of preferred
  shares                                    3,333,334        3,333            -               -            -

April 3, 2002 issue of common shares for
  marketing services and royalties            100,000           33            99,967         -             -

                                                  Cumulative
                                                   Foreign
                                                  Currency            Total
                                                 Translation      Shareholders'
                                                  Adjustment      Deficiency
==============================================================================================
Balance - April 18, 2001
  (date of inception)                            $     -             $         -
April 18, 2001
  issue  of  common  shares                            -                      64

Foreign currency translation adjustment
   for the period April 18, 2001(inception
   to December 31, 2001                               5,212                 5,212

Net loss for  the  period
  April 18, 2001 (inception) to
 December 31, 2001                                     -                 (137,610)

----------------------------------------------------------------------------------------------

Balance - December 31, 2001 (Audited)                 5,212              (132,334)
March 2002 common share split
  on a 500 to 1 basis                                  -                        -

April  3,  2002 eliminate  shares  issued
  of legal subsidiary  as  per reverse
  takeover accounting                                  -                        -

April 3, 2002 use shares issued of legal
  parent  as per reverse takeover
  accounting                                           -                        -

April 3, 2002 delivery and cancellation
  of shares                                            -                        -

April 3, 2002 issue of common shares for
  acquisition                                          -                        -

April 3, 2002 issue of preferred
  shares                                               -                    3,333

April 3, 2002 issue of common shares for
  marketing services and royalties                     -                  100,000

Vitalstate, Inc.
(A Company in the Development Stage)

Consolidated  Statement  Of  Shareholders'  Deficiency
For  The  Nine  Months  Ended  September  30,  2002
(Unaudited)
(Expressed  In  U.S.  Funds)


                                                                                                Accumulated   Cumulative
                                                                                                  Deficit       Foreign     Total
                                       Common And Preferred Shares                    Stock      During The    Currency     Share-
                                                          Stated    Additional       Options     Development  Translation  Holders'
                                                Number    Value   Paid-In Capital   Outstanding     Stage      Adjustment  Equity
==================================================================================================================================
April 3, 2002 assignment of receivables by the
 holders to the Company as a contribution to
 capital                                             -    $  -      $   584,615    $    -       $    -       $     -     $584,615
June 6, 2002 to August 3, 2002 issue and vesting
 of stock options to employees                       -       -            -         132,000          -             -      132,000
July 25, 2002 stock options exercised
 (note 3)                                       15,000       5          18,745      (13,200)         -             -        5,550
August 7, 2002 issue of common shares for
 marketing services
 (note 3)                                       40,000      13          29,987         -             -             -       30,000
September 11, 2002 issue of common
 shares for legal services
 (note 3)                                     150,000       50          74,950         -             -             -       75,000
Foreign currency translation adjustment
 for the nine months ended
 September 30, 2002                                 -        -             -           -             -       (19,755)     (19,755)
Net loss for the nine months ended
 September 30, 2002                                 -        -             -           -     (1,206,146)           -   (1,206,146)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE - SEPTEMBER 30, 2002               11,705,000  $ 3,498   $     808,264    $118,800   $(1,343,756)   $ (14,543) $ (427,737)
==================================================================================================================================

See accompanying notes

Vitalstate, Inc.
(A Company in the Development Stage)

Consolidated Statement of Operations and Comprehensive Income
For the Three and Nine Month Periods Ended September 30, 2002
(Unaudited)
(Expressed in U.S. Funds)

                                                                                                From Inception   From Inception
                                           September 30,      September 30,     September 30,  (April 18, 2001) (April 18, 2001)
                                               2002              2001               2002              to               to
                                             3 months         3 months            9 months    September 30, 2001 September 30, 2002
-----------------------------------------------------------------------------------------------------------------------------------
Revenue                                  $       -                 -           $         -            $      -            -
-----------------------------------------------------------------------------------------------------------------------------------

Expenses
      Research and development                     71,773         19,487           131,182              35,725      186,394
      Office and administration                    17,837          8,195            59,802              15,025       83,022
      Travel                                       26,428          1,526            64,005               2,797       68,328
      Computer and equipment rental                   672            848             2,767               1,555        5,170
      Consulting                                   19,313          5,671            19,313              10,397       35,381
      Donations                                         -             46                 -                  83          129
      Insurance                                     4,510            158             4,510                 290        4,958
      Marketing                                   118,889          5,746           274,689             10, 533      290,968
      Rent                                          1,402          2,588             4,602               4,746       11,936
      Salaries                                     98,418              -           265,318                   -      265,318
      Taxes, licenses and royalties                   713            594            62,237               1,089       63,920
      Professional fees                            40,572          2,425           154,711               4,446      161,582
      Interest and bank charges                     1,100            872             4,935               1,600        7,407
      Amortization and depreciation                 9,333            412            26,075                 756       27,243
      Compensation expense                         33,000              -           132,000                   -      132,000
-----------------------------------------------------------------------------------------------------------------------------------

Net Loss                                        (443,960)        (48,568)      (1,206,146)             (89,042)  (1,343,756)

Foreign currency translation adjustment           (6,727)         1,840           (19,755)               3,372      (14,543)
-----------------------------------------------------------------------------------------------------------------------------------

Comprehensive Income                     $      (450,687)     $ (46,728)      $(1,225,901)      $      (85,670)  (1,358,299)
===================================================================================================================================
Basic Weighted Average Number of
  Shares Outstanding                           11,567,609     5,000,000         9,332,308            5,000,000    7,227,345
-----------------------------------------------------------------------------------------------------------------------------------

Basic Loss Per Common Share (note 4)     $         (0.04)     $  (0.01)       $     (0.13)      $       (0.02)   $   (0.19)

===================================================================================================================================
See accompanying notes

                                      -58-


Vitalstate, Inc.
(A Company in the Development Stage)

Consolidated Statement of Cash Flows
For the Three and Nine Month Periods Ended September 30, 2002
(Expressed in U.S. Funds)
(Unaudited)
                                                                                               From Inception      From Inception
                                               September 30,   September 30,    September 30,  (April 18, 2001)   (April 18, 2001)
                                                     2002            2001            2002           to                  to
                                                  3 months        3 months         9 months  September 30, 2001  September 30, 2002
-----------------------------------------------------------------------------------------------------------------------------------
Funds Provided (Used) -
    Operating Activities

        Net loss                                $    (443,960)  $  (48,568)     $  (1,206,146)  $   (89,042)    $  (1,343,756)
        Amortization and depreciation                   9,333          412             26,075           756            27,243
        Compensation expense                           33,000            -            132,000             -           132,000
        Issue of common shares for marketing
         services, royalties and legal fees           105,000            -            205,000             -           205,000
-----------------------------------------------------------------------------------------------------------------------------------

                                                     (296,627)     (48,156)          (843,071)      (88,286)         (979,513)

        Changes in non-cash operating elements
         of working capital                          (144,649)      17,465            (90,165)       29,110           (75,805)
-----------------------------------------------------------------------------------------------------------------------------------

                                                     (441,276)     (30,691)          (933,236)      (59,176)       (1,055,318)
-----------------------------------------------------------------------------------------------------------------------------------


    Financing Activities

        Loans payable, shareholders                    75,000           -            101,483        172,652          274,135
        Loans payable                                 400,322      382,830           600,322        382,830          983,152
        Issuance of capital stock                       5,550           -              8,883             64            8,947
-----------------------------------------------------------------------------------------------------------------------------------

                                                      480,872      382,830           710,688        555,546        1,266,234
-----------------------------------------------------------------------------------------------------------------------------------

    Investing Activities

        Additions to fixed assets                     (31,518)      (4,173)        (158,799)        (7,651)        (170,620)
----------------------------------------------------------------------------------------------------------------------------------

Foreign Currency Translation Adjustment                (6,727)       1,840          (19,755)         3,372          (14,543)
-----------------------------------------------------------------------------------------------------------------------------------

Increase (Decrease) in Cash                             1,351      349,806         (401,102)       492,091           25,753

Cash
    Beginning of Period                                24,402      142,285          426,855              -               -
-----------------------------------------------------------------------------------------------------------------------------------


    End of Period                               $      25,753  $   492,091       $   25,753      $ 492,091       $  25,753

-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes

Vitalstate, Inc.
(A Company in the Development Stage)


Notes to Consolidated Financial Statements
From Inception (April 18, 2001) to
  September 30, 2002
(Unaudited)
(Expressed in U.S. Funds)

1.    FINANCIAL STATEMENTS PRESENTATION

      These interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, using the same accounting policies and methods of computation as were used for the consolidated financial statements for the quarter ended June 30, 2002.

      These interim consolidated financial statements do not include all the disclosures required by accounting principles generally accepted in the United States in annual financial statements and accordingly, should be read in conjunction with the consolidated financial statements for the quarter ended June 30, 2002. In addition, they should be read in conjunction with the audited financial statements of Nuvo Way Inc. for the period ended December 31, 2001.

2.    GOING CONCERN

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported a net loss of $1,343,756 from inception (April 18, 2001) to September 30, 2002. As reported on the statement of cash flows, the Company has reported deficient cash flows from operating activities of $1,055,318 from inception (April 18, 2001) to September 30, 2002. To date, these losses and cash flow deficiencies have been financed principally through loans payable which are partially shareholders loans. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations.

3.    CAPITAL STOCK

                                                                                  September 30,     December 31,
                                                                                      2002              2001
                                                                                                      (Audited)
====================================================================================================================
      Authorized -

           1,666,666  preferred shares of $0.001 par value
           3,333,334  redeemable (at the par value), voting Series A preferred shares of $0.001 par value, ranking pari passu with the common shares
         200,000,000  common shares of $0.000333 par value

      Issued and outstanding -

           3,333,334  (December 31, 2001 - Nil) Series A preferred shares          $    3,333
                      $                                                            -
           8,371,666  (December 31, 2001 - 9,330,000) common shares                       165                64
--------------------------------------------------------------------------------------------------------------------

                                                                                   $    3,498        $       64
====================================================================================================================

Vitalstate, Inc.
(A Company in the Development Stage)


Notes to Consolidated Financial Statements
From Inception (April 18, 2001) to
  September 30, 2002
(Unaudited)
(Expressed in U.S. Funds)



3.    CAPITAL STOCK (CONT'D)

      On July 25, 2002, the Company issued 15,000 shares as part of the stock-based compensation plan.

      On August 7, 2002, the Company issued 40,000 shares in settlement of marketing services. The Company's shares at that date were trading on the OTC Bulletin Board at $0.75 per share.

      On September 11, 2002, the Company issued 150,000 shares in settlement of legal services. The Company's shares at that date were trading on the OTC Bulletin Board at $0.50 per share.

      The legal paid-up capital of the Company differs from the recorded value due to the application of reverse takeover accounting on April 3, 2002.

      STOCK OPTION PLAN

      By virtue of a stock option plan, the Company may grant options to employees, non-employee directors, consultants and advisors of the Company or any subsidiary company to purchase common shares. In the case of consultants and advisors of the Company, options are only granted if bona fide services have been or are to be rendered by such consultant or advisor and such services are not in connection with the offer of sale of securities in a capital raising transaction. The maximum number of common shares which may be issued pursuant to the stock option plan shall not exceed 1,150,000 shares. The option price shall be determined by the Board of Directors of the Company or by a committee chosen by the Board of Directors at the time of the grant of the options The term and vesting period of the options granted shall be determined by the Board of Directors or by its chosen committee.

      On June 6, 2002, the Company granted options to seven employees to purchase up to 150,000 common shares, in aggregate, of the Company. As at September 30, 2002, 135,000 (December 31, 2001 - Nil) options were outstanding and were exercisable. The expiration date of the options is June 6, 2007 and the option price is $0.37 per common share

      The number of options has varies as follows:


                                                                                                      Weighted
                                                                                                       Average
                                                                                     Shares        Exercise Price
-------------------------------------------------------------------------------------------------------------------


      Balance outstanding - January 1, 2002                                             -           $    -
      Granted                                                                          150,000              0.37
      Exercised                                                                         15,000              0.37
      Balance outstanding - September 30, 2002                                         135,000              0.37
      Balance exercisable - September 30, 2002                                         135,000              0.37


Vitalstate, Inc.
(A Company in the Development Stage)


Notes to Consolidated Financial Statements
From Inception (April 18, 2001) to
  September 30, 2002
(Unaudited)
(Expressed in U.S. Funds)

4.    LOSS PER SHARE

      Basic loss per share is calculated based on the weighted average number of shares outstanding during the period. The fully diluted loss per share has not been calculated as it would be anti-dilutive.

5.    SUPPLEMENTARY INFORMATION

      STOCK-BASED COMPENSATION

      Pro-forma information regarding net earnings and earnings per share is required by Statement of Financial Accounting Standards No. 123 ("FAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options and rights was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each respective year; a risk-free interest rate of 4.19%; a dividend yield of 0%; a volatility factor of the expected market price of the Company's common stock of 202% and a weighted average expected life of the option of 5 years for employee stock options.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's options and rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employees' stock options and rights.

      The exercise price of all options outstanding is $0.37 which is below the market price of $1.25 on the date of grant.

      For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro-forma information follows:

                                                                               From Inception        From Inception
                          September 30,     September 30,    September 30,     (April 18, 2001)     (April 18, 2001)
                              2002              2001             2002                 to                   to
                            3 months          3 months         9 months       September 30, 2001   September 30, 2002
---------------------------------------------------------------------------------------------------------------------------------

      Pro-forma net
       loss               $   (457,307)    $    (48,568)     $ (1,259,533)    $        (89,042)    $      (1,397,143)
=================================================================================================================================

      Pro-forma basic
        loss per share    $      (0.04)    $       0.01      $       0.13     $           0.02     $           0.19
=================================================================================================================================


Vitalstate, Inc.
(A Company in the Development Stage)


Notes to Consolidated Financial Statements
From Inception (April 18, 2001) to
  September 30, 2002
(Unaudited)
(Expressed in U.S. Funds)



6.    SUBSEQUENT EVENTS


      Subsequent to September 30, 2002, the Company announced that it has completed a Private Placement of $900,000. The Company has issued 1,800,000 units at a price of $0.50 each. Each Unit is comprised of one Common Share and one Share Purchase Warrant. Each Share Purchase Warrant entitles the holder to purchase one common share at a price of $0.50, for a maximum period of 2 years. As part of the Private Placement, the $75,000 of loans payable, shareholders and $515,000 of the loans payable as at September 30, 2002 will be converted to 1,180,000 units.

      On October 10, 2002 the Company amended its Stock Option Plan to increase the maximum number of common shares which may be issued pursuant to the Plan to 2,250,000 and granted options to twenty-three employees, non-employee directors, advisory board members and consultants to purchase up to 2,085,000 common shares, in aggregate, at an exercise price of $0.69 per common share.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 7 of our Certificate of Incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by law. Effective March 4, 2003 we have entered into Indemnity Agreements with each of our directors. Further, although we do not presently maintain D&O insurance for our directors we intend to obtain such insurance for our directors as soon as it becomes available to us on commercially reasonable terms.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We estimate that the expenses payable by us in connection with this offering described in the Registration Statement will substantially as follows:


                    Item                 Amount Payable by the Company

    SEC Registration Fee                         $    815.48

    Printing and Engraving Expenses              $     1,500

    Legal Fees and Expenses                      $    35,000

    Miscellaneous Expenses                       $     2,500
                                                  -----------
         Total                                   $ 39,815.48

RECENT SALES OF UNREGISTERED SECURITIES

         On February 28, 2003 we completed a private offering of 500,000 units to 3 persons at a price of $.50 per unit or $250,000 in the aggregate. Each unit consists of 1 share of common stock and 1 common stock purchase warrant to purchase 1 share of our common stock at a price of $.50 per share for a period of 2 years commencing August 28, 2004. The units were issued in reliance on Regulation S of the Securities Act of 1933, as amended.

         On February 27, 2003 we completed a private offering of 4,000,000 units to 1 person at a price of $.50 per unit or $2,000,000 in the aggregate. Each unit consists of 1 share of our common stock and 1 special common stock purchase warrant to purchase 1 share of our common stock at a price of $.50 per share for a period of 1 year from issuance. The units were issued in reliance on Regulation S of the Securities Act of 1933, as amended.

         On November 8, 2002 we completed a private offering of 1,800,000 units to 6 persons at a price of $.50 per unit or $900,000 in the aggregate. Each unit, as amended, consists of 1 share of our common stock and 1 common stock purchase warrant to purchase 1 share of our common stock at a price of $.50 per share for a period of 2 years commencing May 8, 2004. The units were issued in reliance on Regulation S of the Securities Act of 1933, as amended.

         On October 10, 2002 we issued an aggregate of 2,085,000 stock options with an exercise price of $.69 per share to 23 persons consisting of certain officers, directors, employees and consultants. The option price was equal to the market price for our common stock on the date of grant. The options were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         On June 6, 2002 we issued an aggregate of 150,000 stock options with an exercise price of $.37 per share to seven employees. The option price was determined in our March 27, 2002 Reorganization Agreement. The options were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         On August 7, 2002 we issued 40,000 shares in settlement of marketing services valued at approximately $30,000. The shares were issued in reliance on
Section 4(2) of the Securities Act of 1933, as amended.

         In April 2002, in furtherance of our March 27, 2002 Reorganization Agreement, we issued an aggregate of 1,666,666 shares of our common stock and 3,333,334 shares of our Series A Preferred Stock to the seven former shareholders of Nuvo Way Inc. As part of the same agreement we issued an aggregate of 100,000 shares of our common stock to 2 persons with whom Nuvo Way inc. was doing business. All of the foregoing issuances were made in reliance on
Section 4(2) of the Securities Act of 1933, as amended.

         In October 2002 we issued 48,127 shares in consideration of the April 2002 cancellation of a CDN$27,500 loan. The shares were issued in reliance on
Section 4(2) of the Securities Act of 1933, as amended.

EXHIBITS

                      SEC Report
                       Reference
  Exhibit No.           Number                                Description
---------------   ----------------    --------------------------------------------------------
   2.1                 2.1              Reorganization Agreement dated March 27, 2002 by
                                        and among Registrant, Group Intercapital
                                        Inc.,  Nuvo  Way Inc., Heather Baker and
                                        the  shareholders  of  Nuvo Way Inc. (1)


                                       65

   2.2               2.2                Addendum to Reorganization Agreement dated April 3, 2002 by and among
                                        Registrant, Group Intercapital Inc., Nuvo Way Inc., Heather Baker and the
                                        shareholders of Nuvo Way Inc. (1)

   3.1               3.1(a)             Certificate of Incorporation of Registrant filed August 13, 1996 (2)

   3.2               3.1(b)             Certificate of Amendment to the Certificate of Incorporation filed April
                                        7, 1997 (2)

   3.3               3(i)               Certificate of Amendment to the Certificate of Incorporation filed
                                        September 20, 1999 (3)

   3.4               3.1                Certificate of Amendment to the Certificate of Incorporation filed
                                        November 20, 2000 (4)

   3.5                                  Certificate of Amendment to the Certificate of Incorporation filed January
                                        29, 2001 (5)

   3.6               3.2(e)             Certificate of Amendment to the Certificate of Incorporation filed March
                                        29, 2002 (6)

   3.7               3.2(f)             Certificate of Amendment to the Certificate of Incorporation filed June 5,
                                        2002 (7)
   3.8               3.2                By-Laws of Harmony (2)

   4.1               4                  Vitalstate Inc. 2002 Non-Statutory Stock Option Plan (7)

   4.2               3                  Special Warrant dated February 27, 2003 issued by Registrant to Scepter
                                        Holdings, Inc. (9)

   10.1              2                  Fashion Consultant Agreement dated as of December 7, 1998, by and between
                                        Tanner Companies Limited Partnership and Falene R. Gottbetter (2)

   10.2              10.1               Termination of Independent Contractor Relationship Agreement dated April
                                        5, 2002 among Registrant, Falene Gottbetter, Roberta Winley and Judy Cohen
                                        (7)

   10.3              4                  Executive Employment Agreement dated as of June 1, 2002 between Registrant and Heather Baker (8)

   10.4                                 Form of Indemnity Agreement between Registrant and its directors

   10.5              2                  Subscription Agreement dated February 27, 2003 between Registrant and
                                        Scepter Holdings, Inc. (9)

                                       66

   10.6              4                  Registration Rights Agreement dated February 27, 2003 between Registrant and Scepter Holdings, Inc. (9)

   21                                   Subsidiaries of Registrant

   23                                   Consent of Richter, Usher & Vineberg



(1) Filed with the Securities and Exchange Commission on April 11, 2002 as an exhibit numbered as indicated above, to the Registrant's Current Report on Form 8-K dated March 27, 2002 which exhibit is incorporated herein by reference.

(2) Filed with the Securities and Exchange Commission on July 22, 1999 as an exhibit, numbered as indicated above, to the Registrant's registration statement on Form 10-SB, which exhibit is incorporated herein by reference.

(3) Filed with the Securities and Exchange Commission on November 15, 1999 as an exhibit, numbered as indicated above, to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999, which exhibit is incorporated herein by reference.

(4) Filed with the Securities and Exchange Commission on December 4, 2000 as an exhibit, numbered as indicated above, to the Registrant's Current Report on Form 8-K dated November 22, 2000, which exhibit is incorporated herein by reference.

(5) Filed with the Securities and Exchange Commission on January 5, 2001 as an exhibit to the Registrant's Definitive Information Statement under
        Schedule 14C, which exhibit is incorporated herein by reference.

(6) Filed with the Securities and Exchange Commission on April 9, 2002 as an exhibit, numbered as indicated above, to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, which exhibit is incorporated herein by reference.

(7) Filed with the Securities and Exchange Commission on June 19, 2002 as an exhibit numbered as indicated above, to the Registrant's Registration Statement on Form S-8 dated June 19, 2002, which exhibit is incorporated herein by reference.

(8) Filed with the Securities and Exchange Commission on December 3, 2002 as an exhibit numbered as indicated above, to the Registrant's Registration Statement on Form S-8 dated December 3, 2002, which exhibit is incorporated herein by reference.

(9) Filed with the Securities and Exchange Commission on March 10, 2003, as an exhibit numbered as indicated above, to Schedule 13D, which exhibit is incorporated herein by reference.

UNDERTAKINGS

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Montreal, Province of Quebec on March 17, 2003.

                                        VITALSTATE,  INC.


                                        By:/S/ Heather Baker
                                        ---------------------------------------
                                        Heather  Baker,  President



In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:


Signature and Title



 /S/ Heather Baker                                                              Date:  March 17, 2003
--------------------------------------------------------------
      Heather Baker, President, Chief Executive Officer,
           Chairman of the Board


 /S/ James Klein                                                                Date:  March 17, 2003
--------------------------------------------------------------
      James Klein, Secretary, Treasurer, Chief Financial
           and Accounting Officer and Director


 /S/ Jonathan Farber                                                            Date:  March 17, 2003
--------------------------------------------------------------
      Jonathan Farber, Director



                                       69


                                VITALSTATE, INC.

                                 EXHIBIT INDEX


                    SEC Report
    Exhibit          Reference
      No.             Number                      Description                                                Page
--------------    ---------------   ----------------------------------------------------------------------  -------
    2.1                  2.1        Reorganization Agreement dated March 27, 2002 by and among Registrant,
                                    Group Intercapital Inc., Nuvo Way Inc., Heather Baker and the
                                    shareholders of Nuvo Way Inc. (1)

    2.2                  2.2        Addendum to Reorganization Agreement dated April 3, 2002 by and among
                                    Registrant, Group Intercapital Inc., Nuvo Way Inc., Heather Baker and
                                    the shareholders of Nuvo Way Inc. (1)

    3.1                  3.1(a)     Certificate of Incorporation of Registrant filed August 13, 1996 (2)

    3.2                  3.1(b)     Certificate of Amendment to the Certificate of Incorporation filed
                                    April 7, 1997 (2)

    3.3                  3(i)       Certificate of Amendment to the Certificate of Incorporation filed
                                    September 20, 1999 (3)

    3.4                  3.1        Certificate of Amendment to the Certificate of Incorporation filed
                                    November 20, 2000 (4)

    3.5                             Certificate of Amendment to the Certificate of Incorporation filed
                                    January 29, 2001 (5)

    3.6                  3.2(e)     Certificate of Amendment to the Certificate of Incorporation filed
                                    March 29, 2002 (6)

    3.7                  3.2(f)     Certificate of Amendment to the Certificate of Incorporation filed June
                                    5, 2002 (7)

    3.8                  3.2        By-Laws of Harmony (2)

    4.1                  4          Vitalstate Inc. 2002 Non-Statutory Stock Option Plan (7)

    4.2                  3          Special Warrant dated February 27, 2003 issued by Registrant to Scepter
                                    Holdings, Inc. (9)

                                       70


                    SEC Report
    Exhibit          Reference
      No.             Number                      Description                                                Page
--------------    ---------------   ----------------------------------------------------------------------  -------


   10.1                  2          Fashion Consultant Agreement dated as of December 7, 1998, by and between Tanner Companies Limited Partnership and Falene R. Gottbetter
                                    (2)

   10.2                 10.1        Termination of Independent Contractor Relationship Agreement dated
                                    April 5, 2002 among Registrant, Falene Gottbetter, Roberta Winley and
                                    Judy Cohen (7)

   10.3                  4          Executive Employment Agreement dated as of June 1, 2002 between
                                    Registrant and Heather Baker (8)

   10.4                             Form of Indemnity Agreement between Registrant and its directors              73

   10.5                  2          Subscription Agreement dated February 27, 2003 between Registrant and
                                    Scepter Holdings, Inc. (9)

   10.6                  4          Registration Rights Agreement dated February 27, 2003 between
                                    Registrant and Scepter Holdings, Inc. (9)

   21                               Subsidiaries of Registrant                                                    81

   23                               Consent of Richter, Usher & Vineberg                                          82

-----------------------------

(1) Filed with the Securities and Exchange Commission on April 11, 2002 as an exhibit numbered as indicated above, to the Registrant's Current Report on Form 8-K dated March 27, 2002 which exhibit is incorporated herein by reference.

(2) Filed with the Securities and Exchange Commission on July 22, 1999 as an exhibit, numbered as indicated above, to the Registrant's registration statement on Form 10-SB, which exhibit is incorporated herein by reference.

(3) Filed with the Securities and Exchange Commission on November 15, 1999 as an exhibit, numbered as indicated above, to the Registrant's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999, which exhibit is incorporated herein by reference.

(4) Filed with the Securities and Exchange Commission on December 4, 2000 as an exhibit, numbered as indicated above, to the Registrant's Current Report on Form 8-K dated November 22, 2000, which exhibit is incorporated herein by reference.

(5) Filed with the Securities and Exchange Commission on January 5, 2001 as an exhibit to the Registrant's Definitive Information Statement under
        Schedule 14C, which exhibit is incorporated herein by reference.

(6) Filed with the Securities and Exchange Commission on April 9, 2002 as an exhibit, numbered as indicated above, to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, which exhibit is incorporated herein by reference.

(7) Filed with the Securities and Exchange Commission on June 19, 2002 as an exhibit numbered as indicated above, to the Registrant's Registration Statement on Form S-8 dated June 19, 2002, which exhibit is incorporated herein by reference.

(8) Filed with the Securities and Exchange Commission on December 3, 2002 as an exhibit numbered as indicated above, to the Registrant's Registration Statement on Form S-8 dated December 3, 2002, which exhibit is incorporated herein by reference.

(9) Filed with the Securities and Exchange Commission on March 10, 2003, as an exhibit numbered as indicated above, to Schedule 13D, which exhibit is incorporated herein by reference.